                                                             EXHIBIT (2)(i)

                            ASSET PURCHASE AGREEMENT


                                    BETWEEN


                        OLD DOMINION BOX COMPANY, INC.,

                          HALLTOWN PAPERBOARD COMPANY,

                        DILLARD INVESTMENT CORPORATION,

                            REPUBLIC GYPSUM COMPANY

                                      AND

                  REPUBLIC PAPERBOARD COMPANY OF WEST VIRGINIA

                               Table of Contents

                                                                                                                     Page
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
ARTICLE I.       PURCHASE OF ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.1     Purchase and Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.2     Additional Description of the Purchased
                 Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

ARTICLE II.      PURCHASE PRICE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         2.1     Cash Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         2.2     Assumption of Certain Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         2.3     Allocation of Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

ARTICLE III.     PAYMENT OF PURCHASE PRICE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         3.1     Cash Payable at Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         3.2     Physical Inventory . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         3.3     Additional Payments and Adjustments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         3.4     Allocation and Determination of Expenses
                 and Capital Expenditure Items  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
ARTICLE IV.      DATE AND PLACE OF CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         4.1     Date and Place of Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

ARTICLE V.       CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         5.1     Sellers' and Old Dominion's Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         5.1.1   Conveyances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         5.1.2   Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         5.1.3   Certificates and Opinions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         5.1.4   Title Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         5.1.5   Supply Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         5.1.6   Change of Name . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         5.1.7   Other Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         5.2     Buyer's and Republic's Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         5.2.1   Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         5.2.2   Supply Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         5.2.3   Assumption Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         5.2.4   Certificates and Opinions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         5.3     Prorations and Adjustments; Expenses; Other
                 Instruments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
         5.3.1   Prorations and Adjustments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
         5.3.2   Audit Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
         5.3.3   Environmental Testing Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
         5.3.4   Dryer Testing Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         5.3.5   Transfer Taxes and Fees; Cost of Title
                 Insurance and Survey . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         5.3.6   Brokerage Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         5.3.7   Further Action by Sellers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         5.3.8   Further Action by Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11





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
ARTICLE VI.      REPRESENTATIONS AND WARRANTIES OF SELLERS
                 AND OLD DOMINION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         6.1     Due Organization and Qualification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         6.2     Corporate Power and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         6.3     Title  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   123
         6.4     Inventories  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         6.5     Physical Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         6.6     Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         6.7     Contract Defaults  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         6.8     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         6.9     Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         6.10    Labor Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         6.11    Attachments and Other Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         6.12    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         6.13    Employee Benefit Plans; Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         6.14    Availability of Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.15    Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.16    Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.17    Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.18    Patents, Trademarks, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.19    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.20    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         6.21    Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         6.22    Product Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         6.23    Brokerage Commissions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         6.24    Safety Requirements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         6.25    Americans With Disabilities Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         6.26    Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

ARTICLE VII.     REPRESENTATIONS, WARRANTIES AND COVENANTS
                 OF BUYER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         7.1     Due Organization and Qualification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         7.2     Corporate Power and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         7.3     Actions, Suits, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         7.4     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         7.5     Brokerage Commissions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         7.6     Pension Plan Benefits for Bargaining
                 Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         7.7     Continued Health Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         7.8     Confidential Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         7.9     Worker's Compensation Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         7.10    Employees;  Employee Compensation and
                 Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE VIII.    COVENANTS OF SELLERS AND OLD DOMINION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         8.1     Negative Covenants Regarding Conduct of
                 Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         8.1.1   Creation of Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         8.1.2   Encumbrances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         8.1.3   Disposition of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         8.1.4   Contracts, Licenses, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
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
         8.1.5   Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         8.1.6   Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         8.1.7   Extensions of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         8.1.8   Termination of Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         8.1.9   Other Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         8.1.10  Shifting of Revenues, Costs and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         8.1.11  Real Property Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         8.2     Affirmative Covenants Regarding Conduct of
                 Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         8.2.1   Ordinary Course of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         8.2.2   Maintenance of Relationships . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         8.2.3   Maintenance of the Purchased Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         8.2.4   Payment of Obligations in Ordinary Course  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         8.2.5   Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         8.2.6   Maintenance of Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         8.2.7   Access to and Updating of Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         8.2.8   Testing; Environmental Information;
                 Environmental Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         8.3     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         8.4     Discounts and Freight  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         8.5     Pension Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         8.6     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         8.7     No Solicitation of Offers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         8.8     Capital Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         8.9     Employees; Employee Compensation and
                 Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         8.10    Continued Use of Licenses and Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         8.11    Additional Environmental Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

ARTICLE IX.      PERFORMANCE BY SUBSIDIARIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         9.1     Performance by Sellers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         9.2     Performance by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         9.3     Obligations Not Released . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

ARTICLE X.       CONDITIONS TO OBLIGATIONS OF BUYER AND
                 REPUBLIC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         10.1    Representations and Warranties of Halltown,
                 Dillard, and Old Dominion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         10.2    Covenants of Halltown, Dillard, and Old
                 Dominion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         10.3    Halltown's, Dillard's, and Old Dominion's
                 Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         10.4    Certificates of Authorities; Corporate
                 Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         10.5    No Material Adverse Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         10.6    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         10.7    Satisfactory to Buyer's Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         10.8    Opinion of Sellers' Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         10.9    Title Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         10.10   Survey . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         10.11   Environmental Audit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
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
         10.12   Due Diligence Investigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         10.13   Supply Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         10.14   Non-Competition Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         10.15   Water Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         10.16   Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         10.17   Customer and Supplier Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         10.18   Release of Encumbrances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

ARTICLE XI.      CONDITIONS TO OBLIGATIONS OF SELLERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         11.1    Representations and Warranties of Buyer
                 and Republic . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         11.2    Covenants of Buyer and Republic  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         11.3    Buyer's and Republic's Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         11.4    Certificates of Authorities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         11.5    Injunctions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         11.6    Satisfactory to Sellers' Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         11.7    Opinion of Counsel to Buyer and Republic . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         11.8    Environmental Audit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         11.9    Supply Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         11.10   Non-Competition Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

ARTICLE XII.     INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         12.1    Buyer's Losses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         12.2    Sellers' Losses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         12.3    Notice of Loss; Indemnified Party's
                 Negligence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         12.4    Right to Defend  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         12.5    Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         12.6    Special Environmental Indemnity by the
                 Halltown and Old Dominion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         12.7    Subrogation, Assignment, and Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         12.8    Deductible, Co-payment, and Limitation of
                 Environmental Costs. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53

ARTICLE XIII.    TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         13.1    Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         13.1.1  Mutual Consent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         13.1.2  By Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         13.1.3  By Sellers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         13.1.4  Environmental  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         13.1.5  Closing Delayed  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         13.2    No Further Force or Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55

ARTICLE XIV.     MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         14.1    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         14.2    Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         14.3    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         14.4    Entire Agreement; Modification and Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         14.5    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         14.6    Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         14.7    Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57

         14.8    Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         14.9    Schedules and Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         14.10   Facts "Known" to a Corporation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         14.11   Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58

                            ASSET PURCHASE AGREEMENT


         ASSET PURCHASE AGREEMENT (this "Agreement") made as of June 30, 1995, by and among OLD DOMINION BOX COMPANY, INC., a Virginia corporation ("Old Dominion"), HALLTOWN PAPERBOARD COMPANY, a West Virginia corporation ("Halltown"), DILLARD INVESTMENT CORPORATION, a Virginia corporation ("Dillard") (Halltown and Dillard are collectively referred to as "Sellers"), REPUBLIC GYPSUM COMPANY, a Delaware corporation ("Republic"), and REPUBLIC PAPERBOARD COMPANY OF WEST VIRGINIA, a West Virginia corporation ("Buyer").

                                R E C I T A L S:

         Halltown desires to sell all of its assets (excluding certain specified items) and Dillard desires to sell a portion of its assets that are utilized in or related to the manufacture and distribution of recycled paperboard by Halltown (the "Business") from and through Halltown's facilities in Halltown, West Virginia (the "Facilities"); and

         Buyer desires to purchase said assets from Sellers;

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms, and subject to the conditions hereinafter set forth, the parties hereby agree as follows:

ARTICLE I.  PURCHASE OF ASSETS

         1.1 Purchase and Sale. Sellers shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase and accept from Sellers, at the Closing (as that term is defined in Section 4.1), all of each Seller's right, title and interest in and to the assets, properties, rights, claims, contracts and businesses of every kind, character and description, whether tangible or intangible, whether real, personal or mixed, whether accrued, contingent or otherwise, and wherever located, that are owned by each Seller, except for the Excluded Assets hereinafter defined (the assets being purchased hereunder from Sellers are hereinafter sometimes collectively referred to as the "Purchased Assets"); in each case, free and clear of any and all options, pledges, mortgages, security interests, liens, charges, burdens and other encumbrances whatsoever, except those encumbrances that are permitted by Buyer and are set forth and described on Exhibit 1.1A. The Purchased Assets shall not include cash and cash-equivalents, prepaid expenses, notes and accounts receivable (other than the notes and accounts receivable from employees listed on Exhibit 1.1B which shall be included in the Purchased Assets), rent receivable and cash value of life insurance and all other assets, properties, rights, claims and contracts set forth on Exhibit 1.1C (hereinafter and hereinabove referred to as the "Excluded Assets").

         1.2 Additional Description of the Purchased Assets. Subject to the exceptions set forth in Section 1.1, the Purchased Assets shall include, without limitation, the following:

                 (a) All real property, real property interests and improvements owned by Halltown or Dillard constituting, underlying or surrounding the Facilities or primarily utilized by or primarily relating to the Facilities or any of their operations, including, without limitation, the land, any and all mineral rights (including surface and subsurface), rights-of-way, easements, rights, liberties, privileges, hereditaments, water wells, water rights, and the buildings, improvements and fixtures located thereon (the "Real Property"), and any leasehold interests in real property utilized in or related to the Business, wherever located;

                 (b) All tangible personal property and other tangible assets owned by Halltown or Dillard, wherever located, utilized in, or related to, the Business, the other Purchased Assets, the Facilities or the operations conducted there including, without limitation, (i) furniture, (ii) fixtures, (iii) any leasehold improvements, (iv) equipment, (v) machinery, (vi) computers and software, (vii) tools and dies, (viii) trucks, tractors, trailers and other vehicles, (ix) raw materials, work in process and finished goods inventories (other than inventory items specified in Section 2.1(b)(ii)), (x) fuel, (xi) supplies, stores, maintenance items, and spare parts, and (xii) originals or copies of all financial, inventory, marketing, personnel and other books, reports, records, data, plans, specifications, drawings, product literature and advertising (including, without limitation, customer lists and files);

                 (c) All transferable licenses, permits, certificates, approvals, authorizations, shoprights and memberships relating to the Business, the other Purchased Assets, the Facilities or the operations conducted there;

                 (d) All rights to the name "Halltown Paperboard Company" and variations thereof, and all marks, logos, symbols, emblems and designs related thereto; and

                 (e) Halltown's and Dillard's rights under all contracts, agreements, leases, arrangements, purchase orders issued to vendors by Halltown, customer purchase orders, and commitments of Halltown and Dillard relating to the Business, the other Purchased Assets, and the Facilities and the operations conducted there, including, but not limited to, existing contracts and purchase orders for certain capital expenditure items listed on Exhibits 1.2 and 1.2A that are to be delivered in the future pursuant to the outstanding contracts and purchase orders listed thereon.

ARTICLE II.  PURCHASE PRICE

         2.1 Cash Purchase Price. The purchase price for the Purchased Assets shall be (a) $24,300,000 (the "Base Price"); plus (b) the value, as of the Closing Date, valued at the lower of cost or current market as of the Closing Date, of all items historically carried on Halltown's balance sheet as inventory (including without limitation, finished goods, paper stock, chemicals, dyes, skids, strapping, fuel, oil, coal, felts, waste water treatment chemicals, power plant chemicals, fuel oil chemicals and paster chemical inventory) (sometimes hereinafter collectively referred to as the "Inventories"); provided, however, that for purposes of calculating the total purchase price for the Purchased Assets, the Inventories shall exclude the following: (i) fuels, raw materials and other inventory items subject to purchase orders to be assumed by Buyer pursuant to Section 2.2 (except to the extent of any payments therefor actually made by Halltown prior to the Closing
Date) and (ii) finished goods inventories for which Halltown has, prior to the Closing Date, received payment or recorded a receivable in its accounting records in accordance with generally accepted accounting practices and Halltown's past business practices; plus (c) the sum of (i) $209,792.16 (representing amounts paid as payments or deposits made on certain of the capital expenditures listed on Exhibit 1.2 through June 23, 1995 (the "Capital Expenditures Cut-off")) and (ii) an amount equal to the amount paid by Sellers or Old Dominion after the Capital Expenditures Cut-off and prior to 7:00 a.m. local Daylight Saving Time in Halltown, West Virginia on the Closing Date for capital expenditure items at the Facilities that have been approved by Buyer in writing (the "Capital Improvements Price"); plus (d) $2,749.69 (representing the amount, as of the close of business on June 23, 1995, of Halltown's employee notes receivable and accounts receivable) (as the same may be adjusted pursuant to Section 5.3.1, the "Employee Receivables Price").

         2.2 Assumption of Certain Obligations. Buyer shall not assume and shall not be liable for the payment, performance or discharge of any debts, contracts, agreements, liabilities, obligations, commitments, restrictions, disabilities or duties, whether direct or indirect, fixed, contingent or otherwise, of Sellers, except that Buyer shall assume and shall be liable for the payment, performance and discharge of (a) Halltown's and Dillard's obligations to render performance arising after the Closing Date under (i) the contracts, agreements, leases, arrangements and commitments (other than purchase orders issued to vendors by Halltown and customer purchase orders) assigned to Buyer pursuant to Section 1.2(e) hereof (but not any obligation for performance or obligation or liability of Sellers for default or nonperformance under said contracts, leases, arrangements and commitments arising on or prior to the Closing Date), (ii) purchase orders issued to vendors by Halltown prior to the Closing Date in the ordinary course of business consistent with past practice (but not any obligation for payment of the purchase price of (A) any of the capital expenditure items reflected on Exhibit 1.2A or (B) any other capital expenditure items for which purchase orders have been issued, or commitments to purchase have been made to vendors, prior to 7:00 a.m. local Daylight Saving Time in Halltown, West Virginia on the Closing Date that have not been approved in writing by Buyer, regardless of when such capital expenditure items are delivered or are to be delivered), (iii) customer purchase orders entered into by Halltown prior to the Closing Date in the ordinary course of business consistent with past practice, and (iv) any Expenses allocated to Buyer under Section 3.4 and (b) wages, salaries, bonuses, workmen's compensation benefits, medical insurance, disability, vacation, sick benefits, other employee compensation and benefits and payroll and employment taxes to the extent that they relate to the employment of Transferred Employees by Buyer after the Employment Cut-off (as such terms are defined in Section 8.9) and vacation benefits and any related payroll and unemployment taxes for Transferred Employees who are salaried employees to the extent that they relate to the employment of such salaried employees by Halltown prior to the Employment Cut-Off and are in accordance with Halltown's written policies disclosed on Schedule 6.13B. Nothing in this Section 2.2 shall be deemed to obligate Buyer to adopt the compensation and benefit programs, plans and arrangements in effect at or prior to the Closing with respect to employees at the Facilities or of Halltown except for those set forth in the Labor Contract (as defined in Section 7.10).

         2.3 Allocation of Purchase Price. (a) The Base Price for the Assets shall be allocated among the Assets as follows:

                 Halltown:
                 --------
                 Vehicles (including forklifts,
                 clamp trucks and local use
                 tractors)                                  $   194,400
                 Machinery and Equipment                    $16,912,800
                                                            -----------
                          Total                             $17,107,200

                 Dillard:
                 -------
                 Land                                       $  461,700
                 Buildings, Fixtures and
                 Improvements                               $  947,700
                 Vehicles  (including forklifts,
                 clamp trucks and local use
                 tractors)                                  $  291,600
                 Machinery and Equipment                    $5,491,800
                                                            ----------
                          Total                             $7,192,800

         (b) The Capital Improvements Price shall be allocated to the assets referred to in Section 2.1(c).

         (c) The price paid for the Inventories shall be allocated to the Inventories.

         (d) The Employee Receivables Price shall be allocated to the employee accounts receivable and employee notes receivable purchased hereunder.

         (e) The aggregate purchase price shall be allocated among the Purchased Assets for purposes of Section 1060 of the Code in a manner consistent with the allocation established in Sections 2.3(a), (b), (c) and (d). Buyer and Sellers agree to file timely with their respective federal income tax returns an initial asset acquisition statement and any supplemental statements on Internal Revenue Service Form 8594 required by Temporary Treasury Regulation Section 1.1060-1T, all in accordance with and accurately reflecting the agreed upon allocation of the aggregate purchase price.

ARTICLE III.  PAYMENT OF PURCHASE PRICE

         3.1 Cash Payable at Closing. At the Closing, Buyer shall deliver to (a) Dillard a cashier's check or wire transfer of immediately available funds for an amount equal to the portion of the purchase price allocated to Purchased Assets sold by Dillard in Section 2.3 hereof, and (b) Halltown a cashier's check or wire transfer of immediately available funds for an amount equal to (i) the Base Price, plus (ii) the book value of the Inventories located at the Facilities as of December 30, 1994, as shown on Halltown's December 30, 1994 balance sheet (the "Book Value"), plus (iii) the Capital Improvements Price, plus (iv) the Employee Receivables Price, and less (v) the amount specified in this Section 3.1(a).

         3.2 Physical Inventory. As of 7:00 a.m. local Daylight Saving Time in Halltown, West Virginia on the Closing Date, the parties shall jointly conduct a physical count of the Inventories and shall value such Inventories at the lower of cost or current market as of the Closing Date. All shipments of finished goods inventories prior to 7:00 a.m. local Daylight Saving Time in Halltown, West Virginia on the Closing Date (including inventory items specified in Section 2.1(b)(ii)) shall be attributable to Halltown, and Halltown shall be entitled to payment therefor from the purchasers thereof, and, except for finished goods inventories for which Halltown has received payment and inventory items specified in Section 2.1(b)(ii), all shipments of finished goods inventories on and after 7:00 a.m. local Daylight Saving Time in Halltown, West Virginia on the Closing Date shall be attributable to Buyer and Buyer shall be entitled to payment therefor. Within 30 days after the Closing, Halltown shall refund to Buyer any excess of the Book Value over the value of the Inventories as of the Closing Date, as determined pursuant to this Section 3.2, or Buyer shall pay to Halltown any excess of the value of the Inventories as of the Closing Date, as so determined, over the Book Value.

         3.3 Additional Payments and Adjustments. The Estimated Apportionment Payment contemplated to be made on the Closing Date under Section
5.3.1 and the payments contemplated by Section 8.11 shall be made at Closing, and any other payments or adjustments between the parties contemplated by this Agreement that can be determined on the Closing Date shall also be made at Closing. As soon as practicable after the Closing Date, but in any event not later than 30 days thereafter, the parties shall determine and pay all post-Closing payments and adjustments between the parties contemplated by this Agreement that can then be determined, including, without limitation, any adjustments and payments necessary to fulfill the parties' obligations under Sections 3.2, 3.4, 5.3.1, 8.4 and 8.9(b) to the extent then determinable. Thereafter, as adjustments and payments between the parties contemplated by this Agreement become determinable, determination and payment thereof shall be promptly made.

         3.4 Allocation and Determination of Expenses and Capital Expenditure Items. The parties agree that (i) all purchases that under generally accepted accounting principles constitute expenses (as opposed to capital expenditures) and (ii) all purchases that are on any purchase order that is for items that in the aggregate cost less than $500.00 (the items in (i) and (ii) being referred to as "Expenses") that are actually received at the Facilities prior to 7:00 a.m. local Daylight Saving Time in Halltown, West Virginia on the Closing Date shall be for the account of, and shall be paid for by, Sellers and that all purchases that constitute Expenses that are actually received at the Facilities at or after that time shall be for the account of, and shall be paid for by, Buyer. To the extent that any purchase order is for items that are not listed on Exhibits 1.2 and 1.2A that aggregate more than $500.00 and any or all of such items are equipment, machinery or machinery parts, the parties shall in good faith determine after the Closing Date whether such items should be classified as Expenses or as capital expenditure items. The cost of items determined to constitute Expenses shall be allocated between Buyer and Sellers as provided in this Section 3.4. The cost of items determined to constitute capital expenditures shall be allocated between Buyer and Sellers as provided in Sections 2.2(a)(ii) and 8.8.

ARTICLE IV.  DATE AND PLACE OF CLOSING

         4.1 Date and Place of Closing. Subject to satisfaction or waiver of the conditions to the obligations of the parties, the purchase and sale of the Purchased Assets pursuant to this Agreement shall be consummated at a closing (the "Closing") to be held in the offices of Locke Purnell Rain Harrell (A Professional Corporation) in Dallas, Texas, or such other place as mutually agreed on by the parties, at 9:00 a.m. local Daylight Saving Time on June 30, 1995, or such other date as the parties may mutually agree upon (the "Closing Date"). Title to the Purchased Assets shall pass from Sellers to Buyer as of 7:00 a.m., local Daylight Saving Time in Halltown, West Virginia, on the Closing Date.

ARTICLE V.  CLOSING

         5.1 Sellers' and Old Dominion's Performance. At the Closing, concurrently with performance by Buyer and Republic of their obligations to be performed at the Closing:

         5.1.1 Conveyances. (a) Dillard shall execute and deliver to Buyer, in form and substance acceptable to Buyer, (i) special warranty deed(s) conveying to Buyer the Real Property owned by it, (ii) warranty bills of sale conveying to Buyer all tangible personal property and other tangible assets owned by it and included among the Purchased Assets, (iii) assignments of Dillard's claims, rights and benefits, to and under the contracts, agreements, leases, arrangements, and commitments included among the Purchased Assets, (iv) assignments of all transferable licenses, permits, certificates and authorizations included among the Purchased Assets, and (v) transfers of and title certificates to the vehicles owned by it, with appropriate notations thereon.

         (b) Halltown shall execute and deliver to Buyer, in form and substance acceptable to Buyer, (i) warranty bills of sale conveying to Buyer all tangible personal property and other tangible assets owned by it and included among the Purchased Assets, (ii) assignment of all rights in the name "Halltown Paperboard Company" and any variation thereof and a quitclaim assignment of all marks, logos, symbols, emblems and designs related thereto, (iii) assignments of Halltown's claims, rights and benefits, to and under the contracts, agreements, leases, arrangements, and commitments included among the Purchased Assets, (iv) assignments of all transferable licenses, permits, certificates and authorizations included among the Purchased Assets, and (v) transfers of and title certificates to the vehicles owned by it, with appropriate notations thereon.

         (c) Sellers and Old Dominion shall execute and deliver to Buyer all other conveyances, bills of sale, assignments, endorsements and instruments of transfer as shall be necessary or appropriate to carry out the intent of this Agreement, and as shall be sufficient to vest in Buyer title to all of the Purchased Assets and all right, title and interest of Sellers thereto. If requested by Buyer, such documents shall be in a form suitable for recording.

         5.1.2 Records. Sellers and Old Dominion shall deliver to Buyer (i) the originals of all financial, inventory, marketing, personnel and other books, records and reports, data, plans, specifications, drawings, product literature and advertising and customer files and lists ("Records") located at the Facilities, (ii) the originals of all Records included within the specific categories of information listed on Schedule 5.1.2A and either included among or pertaining specifically to the Purchased Assets, the Business, the Facilities or the operations conducted there, and (iii) the originals or true and complete copies, as Sellers or Old Dominion may elect, of all other Records included within the specific categories of information listed on Schedule 5.1.2B and either included among or pertaining specifically to the Purchased Assets, the Business, the Facilities or the operations conducted there.
Sellers and Old Dominion shall make the originals of all Records pertaining in any way to the Purchased Assets, the Business, the Facilities or the operations conducted there, but not delivered to Buyer pursuant to this Section 5.1.2, available to Buyer for inspection and copying upon Buyer's request until December 31, 1999. After that date, any of such documents, agreements, reports, books, records and accounts may be destroyed, provided Sellers or Old Dominion, as applicable, first give Buyer 30 days written notice. If Buyer so requests within 30 days of such notification, Sellers or Old Dominion, as applicable, shall ship the documents that Sellers propose to destroy to Buyer at Buyer's expense. Buyer will make the Records delivered to it pursuant to this Section 5.1.2. available to Sellers or Old Dominion upon Sellers' or Old Dominion's request for inspection and copying until December 31, 1999. After that date, any of the Records may be destroyed, provided Buyer first gives Old Dominion 30 days written notice. If Sellers or Old Dominion so request within 30 days of such notification, Buyer shall ship the Records that Buyer proposes to destroy to Old Dominion at Old Dominion's expense.

         5.1.3 Certificates and Opinions. Sellers and Old Dominion shall execute and deliver to Buyer the certificates referred to in Sections 10.3 and
10.4 and deliver to Buyer the certificates of authorities referred to in Section 10.4 and the opinions of counsel referred to in Section 10.8.

         5.1.4 Title Insurance. Sellers and Old Dominion shall cause to be delivered to Buyer the commitments for title insurance policies required by
Section 10.9, together with a certified or cashier check payable to the order of the issuer of the commitment in an amount equal to the premium and other costs of Lawyers Title Insurance Corporation to be borne by Sellers and Old Dominion pursuant to Section 5.3.5 and shall satisfy the fees and expenses of Sellers' counsel in obtaining the issuance of the title insurance policies issuable pursuant to such commitments.

         5.1.5 Supply Agreements. Old Dominion shall execute and deliver to Buyer and Republic the Paperboard Supply Agreement and the Paper Stock Supply Agreement among Old Dominion, Buyer, and Republic, the forms of which are attached hereto as Exhibits 5.1.5A and 5.1.5B (together, the "Supply Agreements").

         5.1.6 Change of Name. Halltown shall execute and file with the Secretary of State of West Virginia an amendment to its Articles of Incorporation changing its corporate name from "Halltown Paperboard Company" to another name acceptable to Buyer and will make all other filings necessary to relinquish its rights to such name and to permit Buyer to use and/or adopt such name.

         5.1.7 Other Actions. Sellers and Old Dominion shall take all such other steps as may be necessary or appropriate to put Buyer in actual and complete ownership and possession of the Purchased Assets; including without limitation, the transfer to Buyer effective on the Closing Date of all assignable or transferable permits, licenses, and similar administrative consents as provided by Environmental Requirements (as defined in Section 6.19) for the operation of the Real Property, the Business, the Facilities, or any of the Purchased Assets.

         5.2 Buyer's and Republic's Performance. At the Closing, concurrently with the performance by Sellers and Old Dominion of their obligations to be performed at the Closing:

         5.2.1 Purchase Price. Buyer shall deliver to Sellers the cashier's checks or wire transfers specified in Section 3.1.

         5.2.2 Supply Agreements. Buyer and Republic shall execute and deliver to Old Dominion the Supply Agreements.

         5.2.3 Assumption Agreement. Buyer shall execute and deliver to Sellers an agreement to assume the liabilities Buyer has agreed to assume pursuant to Section 2.2.

         5.2.4 Certificates and Opinions. Buyer and Republic shall execute and deliver the certificates referred to in Sections 11.3 and 11.4 and deliver the certificates of authorities referred to in Section 11.4 and the opinions of counsel referred to in Section 11.7.

         5.3 Prorations and Adjustments; Expenses; Other Instruments. In addition to the foregoing, the parties agree as follows:

         5.3.1 Prorations and Adjustments. Real estate, personal property, and ad valorem taxes for the tax year including the Closing Date shall be apportioned pro rata between Buyer and Sellers as of the Closing Date. Utility charges for the billing periods including the Closing Date shall be apportioned among Buyer and Halltown based on meter readings taken as of the commencement of business on the Closing Date. If the amount of taxes for the current year and the amount of utility charges for the billing periods including the Closing Date are not ascertainable on the Closing Date, such taxes and utility charges shall be apportioned based on the immediately preceding tax year and billing periods, and payment of the net amount thereof (the "Estimated Apportionment Payment") shall be made on the Closing Date; provided, however, that such taxes and utility charges shall be re-apportioned based on actual taxes and charges promptly after such amounts are ascertained and an adjusting payment shall be made by the parties. As soon as practicable after the Closing Date, Halltown and Buyer shall determine the actual amount, as of 7:00 a.m. local Daylight Saving Time on the Closing Date, of Halltown's employee notes receivable and accounts receivable purchased by Buyer pursuant hereto, and an adjusting payment shall be made by the parties based on the difference between such amount and the amount paid at Closing pursuant to Section 2.1(d).

         5.3.2 Audit Costs. Buyer will bear the incremental cost of the additional work necessary to prepare the separate audited, unaudited and pro forma financial statements of the Business pursuant to Section 8.6.

         5.3.3 Environmental Testing Costs. Buyer will bear the cost of conducting any environmental tests of the Real Property and Facilities and, at the request of Sellers, will provide Sellers with copies of all written environmental reports received by Buyer. Such reports and analysis shall, in accordance with the provisions of Section 14.2, be kept confidential by the parties hereto and not disclosed to any person, firm, entity, agency or regulatory body (i) by Buyer or Republic prior to the consummation of the sale of the Purchased Assets at the Closing without the prior written consent of Sellers and Old Dominion, which consent shall not be unreasonably withheld or
(ii) by Sellers or Old Dominion thereafter without the prior written consent of Republic, which consent shall not be unreasonably withheld. The reporting of any findings in the environmental reports or analysis required by law to be disclosed to any agency or regulatory body shall be the responsibility of Sellers until the sale of the Purchased Assets shall have been consummated at the Closing and thereafter shall be the responsibility of the Buyer.

         5.3.4 Dryer Testing Costs. Buyer will bear the out-of-pocket cost of testing the dryers to determine if they meet insurance requirements.

         5.3.5 Transfer Taxes and Fees; Cost of Title Insurance and Survey. Sales, use, excise tax on the privilege of conveying Real Property or other taxes (except taxes based on income or profits), real estate transfer and documentary fees, and filing and recording fees incident to the transfer of the Purchased Assets will be borne by Buyer; provided, however, in the case of such tax or fee that is the obligation of Sellers under applicable law, the obligation of Buyer shall be to reimburse Seller for such amounts paid by Seller, if any. The cost of the owner's title insurance policy on the Real Property shall be borne by Dillard except that Buyer shall pay (i) the incremental cost, if any, to increase the amount of coverage of the owner's title insurance policy from the appraised value of the insured property to $2,000,000, and (ii) the incremental cost of the comprehensive endorsement referred to in clause (c) of the first sentence of Section 10.9. The cost of the loan title insurance policy shall be borne by Buyer. The cost of the survey for the Real Property shall be borne by Dillard.

         5.3.6 Brokerage Fees. Old Dominion shall bear the costs of any and all brokerage commissions or agent's or finder's fees due and payable in connection with the transactions contemplated by this Agreement as a result of arrangements or commitments made by Sellers or Old Dominion, including, without limitation, the commissions or fees payable to Crestar Securities Corporation.

         5.3.7 Further Action by Sellers. At any time and from time to time, at or after the Closing, upon request of Buyer, Sellers shall do, execute, acknowledge and deliver or shall cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may reasonably be required in order to vest in and confirm to Buyer full and complete title to and, possession of, and the right to use and enjoy, the Purchased Assets.

         5.3.8 Further Action by Buyer. At any time and from time to time, at or after the Closing, upon request of Sellers, Buyer shall do, execute, acknowledge and deliver or shall cause to be done, executed, acknowledged and delivered all such further acts and assurances as may reasonably be required in order to better assure and confirm to Sellers the assumption by Buyer of the obligations to render performance which are to be assumed by Buyer pursuant to this Agreement.

ARTICLE VI.   REPRESENTATIONS AND WARRANTIES OF SELLERS AND OLD
  DOMINION

         Old Dominion, Halltown, and Dillard jointly and severally, represent and warrant to Buyer and Republic that:

         6.1 Due Organization and Qualification. Old Dominion is a corporation duly organized, validly existing and in good standing under the laws of the State of Virginia. Halltown is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia. Dillard is a corporation duly organized, validly existing and in good standing under the laws of the State of Virginia. Each of Halltown and Dillard is qualified to do business and is in good standing in the State of West Virginia, and Halltown is qualified to do business and is in good standing in the States where noted on Exhibit 6.1.

         6.2 Corporate Power and Authority. The Boards of Directors of Halltown, Dillard, and Old Dominion have duly approved this Agreement and the transactions contemplated hereby and the Boards of Directors of Halltown and Dillard have recommended approval of same to the stockholders of Halltown and Dillard and the stockholders of Halltown and Dillard have duly approved this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement and the performance by Halltown, Dillard, and Old Dominion of their obligations hereunder have been duly authorized by all requisite corporate action, and no further action or approval is required in order to permit Halltown, Dillard, and Old Dominion to consummate the transactions contemplated by this Agreement. Halltown, Dillard, and Old Dominion have full power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated hereby. The making and performance of this Agreement and the consummation of the transactions contemplated hereby in accordance with the terms hereof will not (a) conflict with the Certificate or Articles of Incorporation or the Bylaws of Halltown, Dillard, or Old Dominion,
(b) result in any breach or termination of, or constitute a default under, or constitute an event that with notice or lapse of time, or both, would become a default under, or result in the creation of any Encumbrance upon any of the Purchased Assets, or create any rights of termination, cancellation, or acceleration in any person under any contract, agreement, lease, arrangement or commitment, or violate any order, writ, injunction or decree by which any of the Purchased Assets, the Facilities or the Business may be bound or affected or under which any of the Purchased Assets, the Facilities or the Business receive benefits, or (c) violate any provision of any law, ordinance, regulation, rule, requirement or order to which Halltown, Dillard, Old

Dominion, the Purchased Assets, the Business, the Facilities or the operations conducted there are subject, except for violations that, in the aggregate, would not have a material adverse affect upon the business, operations, condition (financial or otherwise), results of operations, value or prospects of the Purchased Assets, the Business, the Facilities or the operations conducted there (a "Material Adverse Effect").

         6.3 Title. Sellers have, and upon conveyance, transfer and assignment of the Purchased Assets to Buyer by Sellers at the Closing, Buyer will acquire and hold, good and marketable title in fee simple to the Real Property and to leasehold interests in any of the other Purchased Assets that are leased as described in the instruments of lease covering such Purchased Assets, and good and marketable title to all other of the Purchased Assets, whether real, personal or mixed, in each case, free and clear of any and all options, rights, pledges, mortgages, security interests, liens, charges, burdens, servitudes and other encumbrances whatsoever (hereinafter sometimes collectively referred to as "Encumbrances"), except as set forth in Exhibit 1.1A and such Encumbrances as are placed on the Purchased Assets by Buyer. Neither Old Dominion, nor any affiliate or subsidiary of Old Dominion (other than Halltown and Dillard) own or hold under lease any assets of any kind, character or description that are utilized in or are related to the Business, the Purchased Assets or the Facilities, except, in the case of Old Dominion and Dillard, any books and records pertaining to Halltown held by them.

         6.4 Inventories. The Inventories consist of current items of a quality and quantity that are usable or marketable in the ordinary course of the Business, and items not so usable or marketable in the Business have been written down in value to estimated net realizable market values. Since December 30, 1994, the Inventories have been maintained at a level consistent with the operation of the business of Halltown in its normal course, and no change has occurred in such Inventories that materially adversely affects or will materially adversely affect their usability or salability. Orders for inventory items have not been given for amounts materially in excess of the amounts necessary to maintain the Inventories of Halltown at normal levels based on past practice.

         6.5 Physical Properties. Schedule 6.5A sets forth an accurate and complete description of the Real Property. Schedule 6.5B sets forth an accurate and complete listing, as of the close of business on June 23, 1995, of all tangible personal property and other tangible assets owned or leased by Sellers and carried on the books of Sellers other than Inventory, other than supplies and other similar assets used or consumed in the ordinary course of business between the date hereof and the Closing Date and other than assets that are fully depreciated. Exhibits 1.2 and 1.2A, collectively set forth a brief description of all pending capital improvement projects and capital expenditures other than certain capital expenditure items reflected on Schedule 6.5B, certain other capital expenditure items that under
Section 3.4 are arbitrarily classified as Expenses, certain capital expenditure items that are to be paid for by Sellers under Sections 2.2(a)(ii) and 8.8 and certain capital expenditure items that Buyer has approved in writing. All physical properties included among the Purchased Assets are in good operating condition and repair and sufficient to operate the Business as presently conducted, except for equipment being held for salvage and equipment being repaired in the ordinary course of business, the use or availability of which is not necessary for the continued operation of the Facilities in the ordinary course of business. Buyer acknowledges that the dryers used in the production line at the Facilities have been tested, and accepts the results of such tests as demonstrating that such dryers meet the standards of the preceding sentence. Sellers enjoy peaceful possession of the Purchased Assets. Except as set forth on Schedule 6.5C, to the best knowledge of Halltown, Dillard, and Old Dominion, the operation of the Purchased Assets, the Business, and the Facilities in the manner in which they are currently operated does not violate any zoning ordinances or governmental regulations in such a way as could, if such ordinances or regulations were enforced, result in any material impairment of the uses of the respective Purchased Assets, the Business and the Facilities for the purposes for which they are now operated, and no covenants, easements, rights-of-way or regulations of record materially impair such uses. There are no pending or, to the best knowledge of Halltown, Dillard, and Old Dominion, threatened condemnation or similar proceedings affecting any of the Purchased Assets, and Halltown, Dillard, and Old Dominion have not received any written notice and have no knowledge that any such proceedings are contemplated. The Real Property has full and free access to and from public streets and to utility services presently serving the same. The Facilities are presently served by electricity, water (from wells and the stream located on the Real Property), waste disposal and other utilities that are adequate to operate the Facilities at their present rates of production and none of the utilities serving the Facilities have threatened Sellers with a reduction of service or notified Sellers of any future rate increases. Sellers have not experienced any difficulties, and are not aware of any potential difficulties, in obtaining adequate amounts of coal and oil to operate the Facilities at their present rates of production. The water wells and water rights to be conveyed to Buyer at the Facilities are presently adequate and sufficient in quality and quantity to support the present rate of production at the Facilities and, to the best knowledge of Halltown, Dillard, and Old Dominion, such water wells and water rights will be adequate and sufficient in quality and quantity to support the present rate of production at the Facilities. The Facilities have adequate waste storage to support the present rate of production at the Facilities. Except as set forth on Schedule 6.5C, the waste water treatment facilities to be conveyed to Buyer are operating in accordance with their design specifications and are adequate and sufficient to support the present rate of production at the Facilities, and the discharge from such treatment facilities meets all applicable permit requirements under both shutdown and operating conditions, including, without limitation, high groundwater infiltration conditions. Buyer accepts such waste water treatment facilities in their present condition, subject to Buyer's rights under Section 12.6(a) and (b).

         6.6 Contracts. Schedule 6.6 sets forth a brief description of all material contracts, agreements, leases, arrangements and commitments (whether oral or written) to which Halltown is a party or by which any of the Purchased Assets, the Facilities or the Business are affected or are bound, except employee benefit contracts, arrangements and commitments listed on Schedule 6.13A, contracts and commitments for capital expenditures listed on Exhibits
1.2 and 1.2A, and vendor and customer purchase orders in the ordinary course of business consistent with past practice. Except as set forth in Schedules 6.6 and 6.13A and Exhibits 1.2 and 1.2A and except for vendor and customer purchase orders in the ordinary course of business consistent with past practice, Halltown is not a party to, and neither the Purchased Assets, the Facilities nor the Business are bound or affected by, any contract, agreement, lease, arrangement or commitment (whether oral or written) relating to: (a) the employment of any person other than personnel employed at the pleasure of Sellers in the ordinary course of the Business at rates of compensation and on terms consistent with good business practice; (b) collective bargaining with, or any representation of any employees by, any labor union or association; (c) the acquisition of services, supplies, equipment or other personal property involving more than $10,000 or that is not terminable by Sellers upon not more than 30 days' notice without obligation on the part of Sellers; (d) affecting ownership of, titles to, or any interest in the Real Property; (e) relating to the purchase or sale of any real property; (f) distribution or agency; (g) the lease of real or personal property as lessor or lessee or sublessor or sublessee; (h) the sale of personal property (other than sales of finished goods inventory in the ordinary course of business consistent with good business practices other than pursuant to long-term contracts) under which payments due after the date of this Agreement exceed $1,000; (i) lending or advancing of funds other than the extension of credit to trade purchasers and travel advances to salesmen, in each case in the ordinary course of business consistent with past practices; (j) any transaction in which an interest is held by any person or entity which is an "affiliate" of Old Dominion (other than Halltown) as that term is defined in Rule 144(a)(1) under the Securities Act of 1933, as amended, or any officer, director, stockholder, or employee of Halltown, Dillard or Old Dominion or any spouse, descendant, parent, brother or sister of any such person (an "Interested Party"); and (k) any matter or transaction not in the ordinary course of business or inconsistent with past business practices of the Business.

         6.7 Contract Defaults. Sellers are not, and to the best of Old Dominion's and Sellers' knowledge, no other party thereto is, in default in any material respect under any of the contracts, agreements, leases, arrangements and commitments listed on Schedules 6.6 or 6.13A or Exhibits 1.2 and 1.2A and, to the best of Old Dominion's and Sellers' knowledge, (a) there has not occurred any event which, with the lapse of time or giving of notice or both, would constitute such a material default; (b) such contracts, agreements, leases, arrangements, and commitments are legal, valid, and binding obligations of the respective parties thereto in accordance with their terms and, except to the extent reflected in Schedules 6.6 and 6.13A and Exhibits 1.2 and 1.2A, have not been amended; and (c) no defenses, offsets, or counterclaims thereto have been asserted, or to the best knowledge of Halltown, Dillard, and Old Dominion, may validly be made, by any party thereto other than Sellers, nor have Sellers waived any substantial rights thereunder.

         6.8 Litigation. Schedule 6.8A sets forth all actions, suits, proceedings, investigations, or grievances pending against Sellers or, to the best knowledge of Halltown, Dillard, and Old Dominion, threatened against Sellers, and affecting the Purchased Assets, the Facilities, or the Business, or involving products manufactured at the Facilities, at law, in equity or in admiralty, before or by any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (hereinafter sometimes collectively referred to as "Agencies"). None of the actions, suits, proceedings or investigations listed on Schedule 6.8A, either (a) has resulted in, or would, if adversely determined, result in, a Material Adverse Effect, or (b) has affected, affects or would, if adversely determined, affect the right or ability of Sellers to carry on the Business substantially as now conducted. Except as set forth on
Schedule 6.8B, Old Dominion and Sellers are neither subject to nor in default of any continuing court or Agency order, writ, injunction or decree, applicable to the Purchased Assets, the Facilities, the Business or the employees of the Business.

         6.9 Compliance with Laws. Except as listed on Schedule 6.9 A., Sellers (a) have complied with, are in compliance with, and have no basis to believe they are not in compliance with, all environmental and other federal, state, county and municipal laws, ordinances, regulations, rules, requirements and orders applicable to the Purchased Assets, the Business or the Facilities, to the operation of the Business or the Facilities, the breach or violation of which could have a Material Adverse Effect, (b) have filed with the proper authorities all statements and reports required by environmental and other laws, ordinances, regulations, rules, licensing and other requirements and orders to which the Purchased Assets, the Business, the Facilities or any of the employees at the Facilities or of Halltown (because of his activities on behalf of his employer) is subject the failure to file which could have a Material Adverse Effect, and none of such statements and reports contains untrue statements of material fact or omits any statement of material fact necessary to make such statements and reports not misleading, and (c) have obtained and maintained all environmental and other licenses, permits and governmental authorizations necessary for the present and continued ownership and use of the Purchased Assets and for the conduct of the Business in the manner in which and in the jurisdictions and places where the Business is now conducted the failure to have which could have a Material Adverse Effect. Except as set forth on Schedule 6.9A, Sellers have not received written notice of any violation of, or any pending investigation under, any of such laws, ordinances, regulations, rules, licensing and other requirements and orders during the last three (3) years. Schedule 6.9B correctly lists all material licenses, permits, certificates, approvals, shoprights, memberships and authorizations, and all registrations and applications pending before any agency or authority for the issuance of any licenses, permits, certificates, approvals, shoprights, memberships or authorizations or the renewal thereof related to the Business, the Facilities and the operations conducted there. Halltown has no franchises relating to its Business, and none are presently required for the conduct thereof.

         6.10 Labor Relations. Except as set forth on Schedule 6.10, there are not any labor disputes or disturbances, or any threats thereof, with respect to employees at the Facilities. To the best knowledge of Halltown, Dillard, and Old Dominion, Sellers are not engaged in any unfair labor practices nor are any unfair labor practices or other complaints, including, without limitation, sexual harassment and discrimination complaints, against them filed with or, to best knowledge of Halltown, Dillard, and Old Dominion, threatened to be filed with or by the National Labor Relations Board, Equal Employment Opportunity Commission, Department of Labor or any similar agency or instrumentality of any state or local government with respect to employees at the Facilities or of Halltown.

         6.11 Attachments and Other Proceedings. There are no attachments, executions, assignments for the benefit of creditors, receiverships, conservatorships or voluntary or involuntary proceedings in bankruptcy or pursuant to any debtor relief laws contemplated or filed by Sellers or pending against Sellers.

         6.12 Taxes. Sellers and Old Dominion have duly filed, or have duly obtained effective extensions for filing, all U.S.

federal, foreign, state, county, local and other excise, franchise, property, payroll, income, profits, capital stock, sales and use, and other tax returns which are required to be filed, and all such returns are true and correct in all material respects. Except as described in Schedule 6.12, Sellers and Old Dominion have paid, collected or withheld and remitted to the appropriate governmental agency all taxes which have become due or have been assessed against them and all taxes, penalties and interest which any taxing authority has proposed or asserted to be due and owing. All tax liabilities to which the Purchased Assets have been subjected have been discharged and there are no liens for taxes on the Purchased Assets except for property taxes assessed but not yet payable or as described in Schedule 6.12. Except as described in
Schedule 6.12, there are no tax deficiencies or claims presently being asserted, or, to the best of Old Dominion's and Sellers' knowledge, threatened, against Sellers or Old Dominion and neither Old Dominion nor either Seller has knowledge of any basis for such claims or deficiencies. Neither Old Dominion nor either Seller has granted any extension to any taxing authority of the limitation period during which any tax liability may be asserted.

         6.13 Employee Benefit Plans; Employees. (a) Schedule 6.13A sets forth the name of each Plan maintained by or contributed to by Sellers for employees at the Facilities or of Halltown. "Plan" means any employee benefit plan as defined in Section 3(3) of ERISA. Copies of all Plans maintained by or contributed to by Sellers for employees at the Facilities or of Halltown have been delivered to Buyer. Neither Sellers nor any "ERISA Affiliate" (as defined herein) are, or since September 25, 1980, were, required to contribute to any multi-employer plan, within the meaning of Section 4001(a)(3) of ERISA, or any "multiple employer plan" (within the meaning of Section 4063 of ERISA). "ERISA Affiliate" means any member of any "affiliated service group" as defined in
Section 414(m) of the Code that includes the Sellers, any member of any "controlled group of corporations" as defined by Section 414(b) of the Code that includes the Sellers, or any member of any group of "trades or businesses under common control" as defined by Section 414(c) of the Code that includes the Sellers. All Plans fully comply with all requirements of the Code and ERISA, subject to receipt by Old Dominion of approval by the Internal Revenue Service of the amended and restated Old Dominion Box Company Pension Plan and the Halltown Pension Plan for Bargaining Employees filed on or about March 31,
1995. All contributions required to be made to any Plans for employees at the Facilities or of Halltown have been made on or before their due dates, and all amounts properly accrued to date as liabilities of the Sellers that have not been made have been properly recorded on the books of Sellers. No Plan has applied for or obtained a waiver from the Internal Revenue Service of any minimum funding requirement under Section 412 of the Code which could have a Material Adverse Effect. Neither Sellers nor any ERISA Affiliate have terminated any employee pension benefit plan (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA (herein referred to as a "Title IV Plan") under circumstances giving rise to, or that could give rise to any actual or potential liability to the Pension Benefit Guaranty Corporation ("PBGC") or any other person which could have a Material Adverse Effect, (ii) no event or condition exists which presents a risk of termination of any Title IV Plan by the PBGC which could have a Material Adverse Effect, and (iii) there is no actual or potential liability to the PBGC or any other person expected by the Sellers or any ERISA Affiliate to be incurred with respect to any Title IV
Plan, including, but not limited to, any liability for any accumulated funding deficiency as defined in Section 302 of ERISA or for any minimum funding contribution under Section 302 of ERISA which could have a Material Adverse Effect. No lien imposed under Section 401(a)(29) or Section 412(n) of the Code, Section 302(f) or Section 4068 of ERISA, or arising out of any action filed under ERISA Section 4301(b), exists upon any Purchased Assets.

         (b) Schedule 6.13B sets forth the name, employment date, and base compensation of all employees at the Facilities or of Halltown as of June 16, 1995, and a description of all written and oral arrangements relating to employment, bonuses, vacations, sick leave and pay, stock options, stock purchases, stock ownership, employee discounts, severance, incentives, or other benefits (other than Plans). Copies of all such written arrangements have been delivered to Buyer. Except as set forth on Schedule 6.13B, Sellers have not granted since December 30, 1994, and are not obligated to grant any increases in the salaries of, and have not paid since December 30, 1994, and are not obligated to pay any bonus or similar payment to, any employee at the Facilities or of Halltown, other than (a) normal periodic increases and bonuses for Nonbargaining Employees and (b) wage or benefit increases for Bargaining Employees pursuant to the existing Labor Contract.

         (c) The financial statements, and the returns and reports filed with governmental authorities or received from governmental authorities with respect to all plans for 1993 and all subsequent periods and the pamphlets and other informational materials distributed to employees with respect thereto, are listed and described in Schedule 6.13C and copies thereof have been delivered to Buyer.

         (d) Schedule 6.13D sets forth the accrued benefits (whether or not vested) under Sellers' employee pension benefit plans (as defined in Section 3(2) of ERISA) for employees at the Facilities or of Halltown, as of January 1, 1994, and a copy of the latest actuarial reports covering such plans.

         (e) Dillard has no employees that are employed in the Business or at the Facilities.

         6.14 Availability of Documents. Sellers and Old Dominion have made available for inspection by Buyer at the offices of Old Dominion or Halltown true, correct and complete copies of their Articles or Certificates of Incorporation and Bylaws and all contracts, agreements, leases, arrangements, commitments and documents referred to herein or set forth or described in any Schedule attached hereto in each case together with all amendments and supplements thereto.

         6.15 Consents. Except as set forth on Schedule 6.15, no consent, approval, authorization or order of any court, Agency or any other person is required under any law, ordinance, regulation, rule, requirement, order, writ, judgment, decree, contract, agreement, lease, commitment, charter or bylaw applicable to or binding upon Old Dominion or Sellers in order to permit Old Dominion and Sellers to consummate the transactions contemplated by this Agreement and to perform their obligations hereunder and under the Supply Agreements.

         6.16 Financial Statements. Sellers have previously delivered to Buyer true, correct and complete copies of the following financial statements:
(a) balance sheets of Halltown as of January 1, 1993, December 31, 1993 and December 30, 1994 and the related statements of operations, cash flows and changes in stockholder's equity for the three years ended December 30, 1994 and
(b) balance sheets of Dillard as of December 31, 1992, December 31, 1993 and December 31, 1994 and the related statements of operations, cash flows and changes in stockholder's equity for the three years ended December 31, 1994 (the "Financial Statements"). The Financial Statements, together with the notes thereto, (a) are in accordance with the books and records and accounting methods of Halltown or Dillard, as appropriate, (b) present fairly the financial position and results of operations of Halltown or Dillard, as appropriate, as of the dates and for the periods indicated, and (c) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved except as noted therein and except for year end audit adjustments and the absence of footnotes. Except as set forth in the Financial Statements, at December 30, 1994 of Halltown and at December 31, 1994 of Dillard, neither Halltown nor Dillard had any known material obligations or liabilities, accrued or contingent. Except as reflected in Schedule 6.16, neither Halltown nor Dillard is liable with respect to, or obligated in any other way to guarantee, assume or provide funds in respect of, any debt, obligation or liability of any other corporation, association, partnership, joint venture, trust or other entity or any individual.

         6.17    Absence of Certain Changes or Events.  Except as set forth on
Schedule 6.17, since December 30, 1994, neither Halltown nor Dillard has (a) suffered any extraordinary losses in an amount material to the Business, the Purchased Assets or the Facilities or waived or released any rights or claims of value material to the Business, the Purchased Assets or the Facilities or allowed any such rights to lapse; (b) made any change in its method of accounting; (c) made or became obligated to make capital expenditures, or entered into commitments therefor, except as set forth on Exhibits 1.2 and 1.2A and except for capital expenditures and commitments therefor in the ordinary course of business consistent with past practice; (d) experienced or suffered any change in its business, operations or assets or suffered any damage, destruction or casualty loss (whether or not covered by insurance), that has had or could have a Material Adverse Effect;
(e) experienced any increase in the cost of raw materials, packaging or utilities or of compliance with applicable laws or regulations material to the Business, the Purchased Assets or the Facilities; (f) experienced or suffered any change in business relationships with suppliers, customers, or distributors or received notification of termination of, or intent to terminate, business relationships, contractual or otherwise, with any person or entity, which change or termination has had or could have a Material Adverse Effect; (g) entered into any transaction, commitment or agreement, except in the ordinary course of business consistent with past practices; (h) received any notice of claim asserted against Sellers, the Business, the Purchased Assets or the Facilities by any Agency that could have a Material Adverse Effect; (i) made any sale or other disposition of, or created any Encumbrance upon, any asset of Halltown or Dillard, except for sales of Inventory in the ordinary course of business consistent with past practices and the use or consumption of supplies and other similar assets; (j) incurred or agreed to incur any material obligation or liability, accrued or contingent, outside the ordinary course of business or inconsistent with past practices, or (k) made any material change in production schedules, acceleration of sales, billing of orders not shipped, deferral of scheduled downtime, reduction of marketing, advertising or promotional expenses, or deferral of other expenditures other than in the ordinary course of business consistent with past practice or taken any other action the purpose of which is to artificially shift revenues to the period prior to the Closing Date or defer costs or expenses to the period after the Closing Date.

         6.18 Patents, Trademarks, Etc. Except for its rights to the "Halltown" trade name, Halltown neither owns nor has licenses or agreements to use any trade secrets, know-how, processes, formulae, royalties, inventions, discoveries, improvements, proprietary or technical information, proprietary rights, joint venture or joint operating interests, copyrights, patents, tradenames, trademarks, service marks and applications for copyright, patent, tradename, trademark and service mark registration (hereinafter sometimes collectively referred to as "Intangible Rights") for use at, or in connection with, the operation of the Business or the Facilities. To the best knowledge of Halltown, Dillard, and Old Dominion, none of the products, activities or operations of the Business or the Facilities infringe or involve or have resulted within three years prior to the date hereof in (a) the infringement of, or (b) any claim of infringement of, any Intangible Right of any other person, firm or corporation; and no proceedings have been instituted, are pending, or, to the best knowledge of Halltown, Dillard, and Old Dominion, are threatened, that challenge the rights of Halltown in respect thereof. To the best knowledge of Halltown, Dillard, and Old Dominion, the "Halltown" tradename is not being infringed by the products, activities, operations, patents, trade names, trademarks, service marks or copyrights of any other person or persons and is not subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof.

         6.19    Environmental Matters.  Except as set forth on Schedule 6.19:

                 (a) No Hazardous Materials Currently Present: No Hazardous Materials (as defined below) are now located in, on, at, upon or under the Subject Property (as defined below), except as listed on Schedule 6.19A.

                 (b) Absence of Historical Releases: To the best of Old Dominion's and Sellers' knowledge, no Hazardous Materials have been located in, on, at, upon or under the Subject Property, or migrated or emanated from the Subject Property at any time prior to or during the Use (as defined below) of the Subject Property by Sellers in a manner or quantity requiring reporting, investigation, or remediation under, or in violation of, Environmental Requirements (as defined below), except as listed on Schedule 6.19B.

                 (c) Hazardous Materials Management: To the best of Old Dominion's and Sellers' knowledge, no Hazardous Materials have been generated, stored, treated, manufactured, managed, transported, recycled, or sent off-site from, in, on, at, or upon the Subject Property at any time during the Use of the Subject Property by Sellers (nor to the best of Old Dominion's and Sellers' knowledge, prior to the Use of the Subject Property by Sellers) in a manner or a quantity requiring reporting, investigation, or remediation under, or in violation of, Environmental Requirements, except as listed on Schedule 6.19C.

                 (d) Disposal of Hazardous Materials: (i) To the best of Old Dominion's and Sellers' knowledge, there are no on-site locations at the Subject Property where Hazardous Materials have been disposed of; and (ii) there are no off-site locations where Hazardous Materials which were generated at, manufactured at, managed at, or transported from, the Subject Property have been stored, treated, recycled, or disposed of in a manner or quantity requiring reporting, investigation, or remediation under, or in violation of, Environmental Requirements during the Use of the Subject Property by Sellers, nor to the best of the knowledge of Old Dominion and Sellers, prior to the Use of the Subject Property by Sellers.

                 (e) Permits; General Compliance: (i) To the best of Old Dominion's and Sellers' knowledge, Sellers have all permits, licenses or authorizations from any Environmental Agency (as defined below) that Sellers are required to have by any Environmental Requirement in order to operate any aspect of the Subject Property currently operated by them or the Business; (ii) the Use of the Subject Property by Sellers, including, but not limited to, any and all Environmental Activity (as defined below) and all Environmental Conditions (as defined below), are and have been in compliance with all such permits, licenses, or authorizations and all Environmental Requirements during the Use of the Subject Property by Sellers, and to the best of Old Dominion's and Sellers' knowledge, at any time prior to its Use by Sellers except as listed on Schedule 6.19D; and (iii) all such permits, licenses, or authorizations are transferable to the Buyer, subject to the approval of appropriate regulatory agencies. Old Dominion and Sellers are not aware of any basis for any such agency to deny such approval that relates to the status or condition of Sellers, Old Dominion, the Business, the Facilities or such licenses, permits or authorizations themselves (such as the expiration of "grandfather" rights upon a transfer).

                 (f)  No Environmental Costs:  To the best of Old
Dominion's and Sellers' knowledge, with respect to the Subject Property, no Environmental Costs (as defined in Section 12.6) have been suffered by Sellers or, to the best of Old Dominion's and Sellers' knowledge, by any third party prior to or during the Use of the Subject Property by Sellers, and Sellers are not aware of, and have not received notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions, or plans which may result in Environmental Costs or which may give rise to any common law or legal liability based on or related to any Environmental Condition or Environmental Activity, except as listed on Schedule 6.19 E.

                 (g) Human Exposure to Hazardous Materials: To the best of Old Dominion's and Sellers' knowledge, no person, specifically including employees, has impaired health as the result of the presence of Hazardous Materials at the Subject Property.

                 (h) Investigations, Proceedings, Litigation: To the best of Old Dominion's and Sellers' knowledge, with respect to Sellers or any of the Subject Property or its Use, no civil, criminal or administrative action, suit, claim, hearing, investigation or proceeding has been brought or been threatened nor have any settlements been reached by or with any parties (i) alleging an Environmental Condition in violation of Environmental Requirements,
(ii) alleging Environmental Activity occurring in violation of Environmental Requirements, or (iii) claiming Environmental Costs, except as listed on
Schedule 6.19F.

                 (i) Toxic Substances: To the best of Old Dominion's and Sellers' knowledge, Sellers do not manufacture, and have not manufactured, any substances regulated by the Toxic Substances Control Act, 15 U.S.C. Section 21001 et seq. The chemicals set forth on Schedule 6.19G are chemicals now used and previously used by Sellers in their manufacturing process.

                 (j) Restrictions on Transfer of Development: To the best of Old Dominions's and Sellers' knowledge, (i) no portion of any Subject Property currently Used by Sellers is located within 2,000 feet of (A) a release of Hazardous Materials which has been reported or is required to be reported under any Environmental Requirements, or (B) a site at which there has been a significant disposal of Hazardous Materials; (ii) no occurrence or condition on any Subject Property, including without limitation the presence of wetlands or endangered species, or any real property adjoining or in the vicinity of any Subject Property exists which could cause such Subject Property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability, or Use of such Subject Property under any Environmental Requirements; and (iii) no Environmental Requirement requires the preparation or filing of any property investigation or property disclosure form related to environmental issues in connection with the transfer of any Subject Property, except as listed on Schedule 6.19H.

                 (k) Underground Storage Tanks: To the best of Old Dominion's and Sellers' knowledge, no underground storage tanks are present at the Subject Property, except for the two underground storage tanks disclosed in Dames & Moore's reports.

                 (l) Environmental Information: Sellers and Old Dominion have provided to Buyer all Environmental Information in their possession (as defined in Section 8.2.8.) or actually known to them to exist.

                 (m)  Definitions:

                 (i) "Environmental Activity" shall mean any storage, holding, manufacture, emission, discharge, generation, processing, treatment, abatement, removal, disposition, handling, transportation or disposal, or any actual, proposed or threatened release of any Hazardous Materials from, under, into or on any Subject Property or otherwise relating to any Subject Property or the Use of any Subject Property, including but not limited to (A) the migration or emanation of Hazardous Materials from the Subject Property onto or into the environment beyond the physical boundaries of the Subject Property; (B) the off-site disposal of Hazardous Materials from any Subject Property; and (C) any of the previously described activities occurring in connection with ambient air, surface and subsurface soil conditions, and all surface and subsurface waters.

                 (ii) "Environmental Agency" shall mean any federal, state or local entity or agency with jurisdiction over Environmental Requirements.

                 (iii) "Environmental Condition" shall mean (A) the presence or existence in, on, at, or under the Subject Property of any Hazardous Materials, "industrial or solid waste," as that term is defined under applicable Environmental Requirements, underground or above-ground storage tanks, wells, covered-over surface impoundments or similar areas, any "facility," as that term is defined under applicable Environmental Requirements, or any wetlands or other environmentally sensitive area and (B) the presence or existence in, on, at, or under the environment beyond the physical boundaries of the Subject Property of any Hazardous Materials which migrated or emanated from the Subject Property.

                 (iv) "Environmental Requirements" shall mean all laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders, and decrees enacted, promulgated, or amended as of the date hereof, of the United States, the states, the counties, the cities, or any other political subdivisions in which a Subject Property is located, and any other political subdivision, agency or instrumentality exercising jurisdiction over Sellers, the Subject Property, or the Use of the Subject Property, relating to pollution, the protection or regulation of human health, natural resources, or the environment, or the emission, discharge, release or threatened release into the environment (including, without limitation, ambient air, surface water, ground water or land or soil) of pollutants, contaminants, chemicals, or industrial, solid, toxic or hazardous substances or waste or "Hazardous Materials" or the treatment, storage, transportation, disposal or any other activity related to such pollutants, contaminants, substances, or wastes.

                 (v) "Hazardous Materials" shall mean any substance which is or contains (A) any "hazardous substance" as now defined in Section 101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA") (42 U.S.C. Section 9601 et seq.) or any regulations promulgated under CERCLA; (B) any "hazardous waste" as now defined in the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.)("RCRA") or regulations promulgated under RCRA; (C) any substance regulated by the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.); (D) gasoline, diesel fuel, or other petroleum hydrocarbons; (E) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (F) polychlorinated biphenyls; (G) radon gas; and any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under Environmental Requirements or the common law, or any other applicable laws relating to the Subject Property. Hazardous Materials shall include, without limitation, any substance the presence of which on any Subject Property (1) requires reporting, investigation or remediation under Environmental Requirements; (2) causes a nuisance on any Subject Property or adjacent property or poses a hazard to the health or safety of persons on any Subject Property or adjacent property; or (3) which, if it emanated or migrated from the Subject Property, could constitute a trespass.

                 (vi) "Subject Property" shall mean the Real Property and the Facilities, including without limitation, all improvements, fixtures, equipment, and personal property now or hereafter located on the Real Property.

                 (vii) "Use" shall mean use, ownership, tenancy, development, construction, maintenance, management, operation or occupancy and when referring to Use by the Sellers shall also be deemed to include Use by any current or former subsidiaries or any other affiliate or predecessor of Sellers.

         6.20 Insurance. The Facilities and the Purchased Assets are adequately insured with responsible insurers against risks normally insured against by companies in Halltown's line of business.

         6.21 Subsidiaries. Halltown is a wholly owned subsidiary of Old Dominion. Halltown has no material investment, directly or indirectly (through subsidiaries or otherwise), in any other corporation, association, partnership, joint venture, trust or other entity.

         6.22 Product Warranties. Sellers have heretofore furnished Buyer with accurate and complete copies of all warranties issued by Halltown in connection with its products, under which products sold by Halltown remain under warranty.

         6.23 Brokerage Commissions. Other than commissions or fees payable to Crestar Securities Corporation, there are no claims for, or rights to, brokerage commissions or agent's or finder's fees resulting from any action taken by Old Dominion or Sellers in connection with the transactions contemplated by this Agreement.

         6.24 Safety Requirements. To the best of Sellers' and Old Dominion's knowledge, the Business and the Facilities are presently in all material respects in full compliance with all job safety requirements applicable thereto, including without limitation any and all requirements of the Occupational Safety and Health Act of 1970, as amended, and any other requirements of any governmental authority with respect to the health or safety of workers of the Business. Any prior failures to so comply have been remedied. Except as set forth on
Schedule 6.9A, Sellers have not received any notice of any failure to comply with any such law, order, rule, or regulation, nor is any such complaint pending or threatened from any other party, nor are the Sellers aware of any fact or circumstance that could give rise to any such claim. Sellers have provided Buyer with a copy of all health and safety reports resulting from any audit, study or review performed with respect to the Business or the Facilities, except as listed on Schedule 6.24.

         6.25 Americans With Disabilities Act. Sellers have not received any notice of any failure to comply with the Americans With Disabilities Act of 1990 (the "ADA"), nor is any such complaint pending or threatened from any other party, nor are the Sellers aware of any fact or circumstance that could give rise to any such claim. Sellers have provided Buyer with a copy of all reports relating to the ADA resulting from any audit, study or review performed with respect to the Business or the Facilities.

         6.26 Full Disclosure. No representation or warranty of Halltown, Dillard, or Old Dominion made in this Agreement, nor any written statement, schedule or certificate heretofore furnished to Buyer by Halltown, Dillard, or Old Dominion, pursuant hereto, or in connection with the transactions contemplated hereby, contains, or will contain any untrue statement of a material fact, or omits, or will omit to state a material fact necessary to make the statement or facts contained herein or therein not misleading. Halltown, Dillard, and Old Dominion have not withheld and will not withhold from Buyer knowledge of any events, conditions or facts, of which Halltown, Dillard, or Old Dominion have knowledge, that could have a Material Adverse Effect.

        ARTICLE VII.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER

         Buyer and Republic represent and warrant (with respect to Sections 7.1 through 7.5) and covenant (with respect to Sections 7.6 through 7.10) to Sellers and Old Dominion that:

         7.1 Due Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia. Republic is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         7.2 Corporate Power and Authority. The Board of Directors of Buyer and Republic have duly approved this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement and the performance by Buyer and Republic of their obligations hereunder have been duly authorized by all requisite corporate action, and no further action or approval is required in order to permit Buyer and Republic to consummate the transactions contemplated by this Agreement. Buyer and Republic have full power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated hereby. The making and performance of this Agreement and the consummation of the transactions contemplated hereby in accordance with the terms hereof will not (a) conflict with the Certificate or Articles of Incorporation or the Bylaws of Buyer or Republic or (b) violate any provision of any law, ordinance, regulation, rule, requirement, order, writ, judgment, decree, contract, agreement, lease, arrangement or commitment to which Buyer or Republic is subject or is a party that, individually or in the aggregate, would have a material adverse affect upon the ability of Buyer and Republic to perform their obligations hereunder and under the Supply Agreements.

         7.3 Actions, Suits, Etc. There are no actions, suits, proceedings or investigations pending, or to the knowledge of Buyer or Republic, threatened against or affecting Buyer or Republic at law or in equity or before any federal, state, municipal or other instrumentality in which it is sought to restrain or prohibit or obtain damages in respect of the consummation of the purchase and sale of the Purchased Assets or the other transactions contemplated hereby. Moreover, Buyer is, to the best knowledge of Buyer and Republic, not in default with respect to any order, writ, injunction or decree of any court, or Agency with respect to the consummation of the purchase and sale of the Purchased Assets or the other transactions contemplated hereby.

         7.4 Consents. No consent, approval, authorization or order of any court, Agency or any other person is required under any law, ordinance, regulation, rule, requirement, order, writ, judgment, decree, contract, agreement, lease, commitment, charter or bylaw applicable to or binding upon Buyer or Republic in order to permit Buyer and Republic to consummate the transactions contemplated by this Agreement and to perform their obligations hereunder and under the Supply Agreement.

         7.5 Brokerage Commissions. There are no claims for, or rights to, brokerage commissions or agent's or finder's fees resulting from any action taken by Buyer or Republic in connection with the transactions contemplated by this Agreement.

         7.6 Pension Plan Benefits for Bargaining Employees. Buyer hereby covenants and agrees to establish at Buyer's expense, as of the Employment Cut-Off (as defined in Section 8.9(c)) a pension plan comparable to the Halltown Pension Plan for Bargaining Employees, as amended and restated on January 1, 1995, or another plan, such as a Section 401(k) Plan, that shall have been agreed to by the Union, which Plan, when established, shall satisfy the requirements and obligations of the employer under the Labor

Contract, including without limitation, the provisions of Article XIX thereof. Buyer will not assume the Halltown Pension Plan for Bargaining Employees or any obligations thereunder.

         7.7 Continued Health Benefits. Buyer shall at its expense provide the Bargaining Employees of Halltown on and after the Employment Cutoff Date with health insurance and other benefits required of the employer under the provisions of the Labor Contract.

         7.8 Confidential Information. Buyer and Republic covenant and agree that they will comply in all respects with the provisions of Section 14.2 hereinafter and in furtherance thereof, without limitation thereof, covenant and agree that in the event Buyer or Republic or any of their employees, agents or representatives contact any governmental agency or regulatory body in the conduct of the Environmental Audit, as defined in Section 8.2.8(c), or otherwise with respect to or for the purpose of obtaining information about or related to the Facilities, Business or Purchased Assets, neither Buyer, Republic nor their employees, agents or representatives shall reveal the results of such contact or any information obtained from such contact or in the conduct of the Environmental Audit, to any third party, except in compliance with Section 14.2. The Environmental Audit report and analysis shall be kept confidential and not released by Buyer or Republic, their employees, agents or representatives, to any entity or person not a party to this Agreement, except in compliance with Section 14.2, without the prior written consent of Sellers which shall not be unreasonably withheld. The confidentiality provisions of this Section 7.8, Section 14.2 and any other confidentiality covenant (other than Section 5.3.3) shall, as to information about Hazardous Materials, Environmental Activity, Environmental Conditions, or Environmental Laws, terminate upon consummation of the sale of the Purchased Assets on the Closing Date.

         7.9 Worker's Compensation Claims. From and after the Closing of this transaction, Buyer and Republic shall provide Sellers with access to their records with respect to all Bargaining and Nonbargaining Employees employed by Buyer or its successors and assigns after the Closing who make claims or threaten to file claims under the West Virginia Worker's Compensation Act for injuries or illness sustained or alleged to have been sustained by any such employee prior to the Closing. Buyer shall cooperate with Sellers in the defense of such claims, threatened or filed, in addition to the cooperation provided for in Section 12.5 hereinafter.

         7.10 Employees; Employee Compensation and Benefits. Buyer shall employ Halltown's Bargaining Employees identified on Schedule 6.13B from and after the Employment Cut-Off. As of the Employment Cut-Off, Buyer shall be signatory to and shall assume Halltown's obligations, rights and duties under that Collective Bargaining Agreement dated January 31, 1993 (the "Labor Contract") between Halltown and the Industrial Union of Marine and Ship Building Workers of America - International Association of Machinists, AFL-CIO Local Lodge S-87 (the "Union") as the same relates to the Purchased Assets or the employees associated with the Purchased Assets.

ARTICLE VIII.  COVENANTS OF SELLERS AND OLD DOMINION

         8.1 Negative Covenants Regarding Conduct of Business. Except as may be otherwise expressly provided herein, from and after the date of this Agreement and until the Closing Date, with respect to the Purchased Assets, the Facilities and the Business, without the consent of Buyer, Sellers and Old Dominion covenant and agree that they will not in respect of the Business, the Purchased Assets, the Facilities or the operations conducted there:

         8.1.1 Creation of Obligations. Incur any obligation or liability, absolute or contingent, except current liabilities incurred, and obligations under contracts entered into, in the ordinary course of business consistent with past practice.

         8.1.2 Encumbrances. Execute, grant, create or suffer any Encumbrance upon the Purchased Assets.

         8.1.3 Disposition of Assets. Effect any sale, transfer, Encumbrance or other disposition of assets and properties that would otherwise be included in the Purchased Assets, except for sales of Inventories in the ordinary course of business, except for machinery, equipment, furniture and fixtures replaced with items of equivalent or greater value and except for supplies and other similar assets used or consumed in the ordinary course of business.

         8.1.4 Contracts, Licenses, Etc. Amend, modify, assign, transfer, grant or terminate any contract, agreement, lease, arrangement or commitment listed in Schedule 6.6, any license, permit, certificate, approval, shopright, membership or authorization listed in Schedule 6.9B.

         8.1.5 Employee Benefits. Grant any increase in the salaries or wages of any employee at the Facilities or of Halltown, amend any employee benefit plan therefor (except as may be required by changes in the law or pursuant to the Labor Contract or by Section 8.5), or make any increase in any other benefits to which such employees may be entitled other than (a) normal periodic increases for salaried employees and (b) wage or benefit increases for hourly employees pursuant to the Labor Contract.

         8.1.6 Rights. Waive, modify or release any rights of material value to the Business, the Facilities or the Purchased Assets.

         8.1.7 Extensions of Credit. Make loans or extensions of credit with respect to the operations of the Business or the Facilities, except extensions of credit in the ordinary course of business.

         8.1.8 Termination of Operations. Terminate, discontinue, close or dispose of any part of the operations of the Business or the Facilities.

         8.1.9 Other Transactions. Enter into any other transaction or series of transactions other than in the ordinary course of business.

         8.1.10 Shifting of Revenues, Costs and Expenses. Make any material change in production schedules, acceleration of sales, billing of orders not shipped, deferral of scheduled downtime, reduction of marketing, advertising or promotional expenses, or deferral of other expenditures other than in the ordinary course of business consistent with past practice or take any other action the purpose of which is to artificially shift revenues to the period prior to the Closing Date or defer costs or expenses to the period after the Closing Date.

         8.1.11 Real Property Taxes. Agree with any local tax authority to an increased valuation of any real property included in the Purchased Assets.

         8.2 Affirmative Covenants Regarding Conduct of Business. From and after the date of this Agreement and until the Closing Date, Sellers and Old Dominion covenant and agree that they will:

         8.2.1 Ordinary Course of Business. Carry on the operations of the Business and the Facilities only in the usual, regular and ordinary course consistent with good business practices and with prior practices.

         8.2.2 Maintenance of Relationships. Use their best efforts (but without extra cost to Sellers or Old Dominion) to maintain and preserve the business organization of Halltown, to retain its present employees and to maintain its present relationships with labor unions, customers, suppliers and others having business dealings with the Business or the Facilities.

         8.2.3 Maintenance of the Purchased Assets. Maintain the Purchased Assets in good operating repair and condition and maintain the level of Inventories in accordance with past practices at the Facilities.

         8.2.4 Payment of Obligations in Ordinary Course. Pay and discharge all costs and expenses of carrying on the operations of the Business or the Facilities and of maintaining and operating the Purchased Assets as they become due and pay and discharge any such costs and expenses that at the date hereof are past due, unless contested in good faith.

         8.2.5 Representations and Warranties. Use their best efforts to prevent the occurrence of any change or event that would prevent any of the representations and warranties of Halltown, Dillard, or Old Dominion contained herein from being true in all material respects at and as of the Closing Date with the same effect as though such representations and warranties (in the exact language contained in this Agreement with appropriate modification of tense in the case of representations and warranties relating to statements of fact as of specific dates) had been made at and as of the Closing Date.

         8.2.6 Maintenance of Records. Maintain their books, accounts, and records relating to the Business, the Purchased Assets, the Facilities or the operations conducted there in the usual, regular and customary manner on a basis consistently applied.

         8.2.7 Access to and Updating of Information. During reasonable business hours, afford to the officers, attorneys, accountants, and other authorized representatives of Buyer and Republic, free and full access to the Purchased Assets, the Facilities, the Business, and the employees of Sellers and Old Dominion in order that Buyer may have full opportunity to make a reasonable investigation with respect to the Facilities, the Purchased Assets, the Business, the contracts, leases, arrangements and commitments listed in
Schedule 6.6 hereto, the books and records of the Business and the Facilities and their operations, including, without limitation, fixed asset records, sales records relating to the customers of the Business, purchase records, inventory records and personnel records relating to employees at the Facilities and employee compensation and benefits. Sellers and Old Dominion will furnish to Buyer all such further information concerning the business and affairs of the Purchased Assets, the Business, and the Facilities as Buyer may reasonably request. Sellers and Old Dominion will update by amendment or supplement each of the Schedules referred to herein and any other disclosures made in writing to Buyer forthwith upon any material change in the information set forth in said Schedules or other disclosure, and Sellers and Old Dominion represent and warrant that such Schedules and such written disclosures, as so amended or supplemented, shall be true, correct and complete in all material respects as of the date or dates of such amendments or supplements; provided, however, that the inclusion of any information in any such amendment or supplement, not included in the original Schedule at or prior to the date of this Agreement, shall not limit or impair any rights that Buyer might otherwise have respecting the representations or warranties of Sellers or Old Dominion contained in this Agreement.

         8.2.8  Testing; Environmental Information; Environmental Covenants.

         (a) Provide to the Buyer access to all records and information concerning all Hazardous Materials, used, stored, generated, treated, or disposed of by Halltown, all environmental or safety studies conducted by or on behalf of or relating to Halltown and all reports, correspondence, all filings to governmental agencies with jurisdiction over Environmental Requirements concerning the compliance of the Subject Property or the operation of the Subject Property with Environmental Requirements, all permits issued pursuant to Environmental Requirements, all policies and procedures manuals or guidelines utilized by Halltown to comply with Environmental Requirements, and any other information reasonably requested by the Buyer pertaining to environmental, health, and safety issues in each case which is in the possession of Sellers and Old Dominion (the "Environmental Information"). Sellers and Old Dominion agree that the Buyer shall have the right to inspect the Environmental Information and the Subject Property and, at the discretion of the Buyer, perform subsurface or other invasive investigations, including air monitoring, at or near the Subject Property. Sellers and Old Dominion understand and agree that Buyer and its employees, agents, and representatives may find it appropriate to contact governmental agencies in connection with their analysis of the Environmental Information or the result of its other investigations of the Subject Property subject to the provisions of Section 7.8 and Section 14.2. Notwithstanding any provision of Sections 5.3.3, 7.8 or 14.2 or any other provision of this Agreement to the contrary, Sellers covenant and agree that Buyer and its representatives may contact regulatory agencies and specifically discuss with these agencies the current compliance of Sellers with all permits issued to Sellers by such agencies, the procedures for transfer of such permits, the procedure for obtaining modifications to such permits, and any other matter related to such permits. Sellers understand and agree that the investigation (the "Environmental Audit") to be conducted by Buyer will, without limitation, analyze whether: (i) the Subject Property, and the Use of the Subject Property, complies with all Environmental Requirements; (ii) the Subject Property contains any Hazardous Materials or if any other Environmental Conditions are present; (iii) the Subject Property is, or has been, the subject of any past, existing, or threatened investigation, inquiry or proceeding concerning environmental matters by any Environmental Agencies; (iv) any report, notice or submission concerning Environmental Activity has been given or should be given with regard to the Subject Property to Environmental Agencies; and (v) any permits are required under Environmental Requirements for any Environmental Condition or Environmental Activity at the Subject Property.

         (b) (i) Comply with all applicable Environmental Requirements relating to the Subject Property and the Use of the Subject Property, and not engage in or permit others to engage in any Environmental Activity in violation of any applicable Environmental Requirements; (ii) maintain current policies, procedures and programs to monitor and assure compliance with all applicable Environmental Requirements relating to the Subject Property or the Use of the Subject Property and provide Buyer upon request with evidence of the existence and implementation of these policies, procedures, and programs; (iii) deliver to Buyer no later than three (3) days following the occurrence of any such event, written notice of the discovery by the Sellers or Old Dominion of any event, the occurrence of which would render any representation or warranty contained in Section 6.19 of this Agreement incorrect in any material respect if made at the time of such discovery; (iv) promptly comply with any Environmental Requirements requiring the remediation, abatement, removal, treatment or disposal of Hazardous Materials or remediation of an Environmental Condition or in Sellers and Old Dominion's sole discretion, terminate this agreement; (v) cause any party who Uses the Subject Property to comply with this Section 8.2.8; (vi) not cause or suffer any liens to be recorded against or imposed against the Subject Property as a result of an Environmental Condition or Environmental Activity or in Sellers and Old Dominion's sole discretion, terminate this agreement; and (vii) cooperate with Buyer to accomplish a transfer at closing or as soon thereafter as practicable of all permits, licenses, and authorizations required for the Subject Property or the Use of the Subject Property under Environmental Requirements.

         8.3 Consents. As soon as practicable after the date of this Agreement and prior to the Closing, Sellers and Old Dominion covenant and agree that they will use their best efforts to secure all waivers, orders, approvals or consents of third parties (including, without limitation, any waivers, orders, approvals or consents deemed necessary by Buyer) that shall be required to consummate the transactions contemplated hereby. Sellers and Old Dominion will give all necessary notices, and use their best efforts to obtain all necessary consents and waivers, to permit (i) the prepayment or redemption by Sellers at the closing of those certain industrial revenue bonds issued by the County Commission of Jefferson County, a Political Subdivision and Public Corporation of the State of West Virginia (the "Bonds"), and (ii) the release at the Closing of all mortgages, liens, security interests or other encumbrances on the Purchased Assets and Facilities securing the Bonds and any related obligations. If deemed necessary by Buyer, Sellers will use their best efforts to obtain the consent of the unions at the Facilities to the assumption by Buyer of the Labor Contract.

         8.4 Discounts and Freight. Halltown covenants and agrees that it will be liable for and will make all appropriate and customary adjustments and credits due to customers and will pay all freight and delivery expenses, relating to finished goods inventories shipped by Halltown, or with respect to which Halltown has received payment or recorded a receivable in its accounting records prior to the Closing Date, provided however, that Buyer shall obtain Sellers' written approval, which approval shall not be unreasonably withheld, prior to Buyer's agreement with any such customer to replace products or grant credit which fall under the provisions of this Section 8.4.

         8.5  Pension Benefits.  (a)   Nonbargaining Employees.  All of
Halltown's employees not covered by the Labor Contract are sometimes referred to herein as "Nonbargaining Employees". All of Halltown's employees that are employed pursuant to the Labor Contract are sometimes referred to herein as "Bargaining Employees". Buyer shall not assume any employee pension benefit plan covering nonbargaining employees at the Facilities, and Halltown covenants and agrees that it will continue to be liable for all liabilities under the Old Dominion Box Company, Incorporated Pension Plan, as amended and restated as of January 1, 1995, pursuant to the current provisions of such plans. Effective on the Closing Date, Old Dominion covenants and agrees that it shall amend its Pension Plan to provide that with respect to Nonbargaining Employees employed prior to January 1, 1994, the continuous service of such Nonbargaining Employees for Buyer after the Employment Cut-off shall continue to be credited as service under such Plan for purposes of vesting and eligibility for retirement benefits. Effective on the Closing Date, Buyer covenants and agrees that it shall amend its defined contribution plans for salaried employees so that the Nonbargaining Employees employed by Buyer as of the Employment Cutoff Date shall receive credit for vesting and eligibility under such plans for service as an employee of Halltown.

         (b) Bargaining Employees. Effective on the Closing Date, Halltown covenants and agrees that it shall amend its pension plan for Bargaining Employees as of the Employment Cut-off to cease benefit accruals under such plan, and to fully vest all accrued benefits under such plan.

         8.6 Financial Statements. Halltown, Dillard and Old Dominion covenant and agree that they will, not less than 5 days prior to the Closing Date, deliver to Buyer and Republic at Buyer's expense true, correct and complete copies of unaudited balance sheets of Halltown as of March 24, 1995 and March 25, 1994 and Dillard as of March 31, 1995 and 1994 and of unaudited statements of Halltown's operations, cashflows, and changes in stockholders' equity for Halltown for the 3 periods ending March 24, 1995 and March 25, 1994 and of unaudited statements of Dillard's operations, cashflows, and changes in stockholders' equity for Dillard for the 3 months ending March 31, 1995 and March 31, 1994 and will deliver at Buyer's expense any pro forma financial statements requested by Buyer in order to comply with the accounting requirements of the Securities and
Exchange Commission.   Old Dominion, Halltown and Dillard covenant and agree
that they will allow Republic to cause Cherry, Bekaert & Holland independent public accountants, to perform at Buyer's expense an audit of the separate company financial statements of (a) Halltown for the fiscal years ended January 1, 1993, December 31, 1993 and December 30, 1994 and (b) Dillard for the years ended December 31, 1992, December 31, 1993 and December 31, 1994 and to issue and deliver its report thereon to Buyer no later than June [19], 1995, which report shall include its unqualified opinion that such financial statements present fairly, in accordance with generally accepted accounting principles consistently applied, the financial position, results of operations, cash flows, and changes in stockholders' equity of Halltown. The foregoing financial statements, together with the notes thereto, (a) shall be in accordance with Halltown's or Dillard's, as appropriate, books and records and accounting methods, (b) shall present fairly the financial position, results of operations, of Halltown or Dillard, as appropriate, as of the dates and for the periods indicated, and (c) shall have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, and in all material respects with the accounting requirements of the Securities and Exchange Commission.

         8.7 No Solicitation of Offers. Until the termination of the Agreement, Old Dominion and Sellers covenant and agree that they will not (a) solicit, entertain, encourage or assist any other acquisition proposal or proposals with respect to the purchase of, and will not sell or agree to sell, the Business or the Purchased Assets or any portion thereof to any person other than Buyer or Republic or (b) furnish information regarding the Business or the Purchased Assets to any person other than Buyer or Republic or their representatives.

         8.8  Capital Commitments.  Except for capital expenditures listed on
Exhibit 1.2 in an amount not in excess of the amount stated in Section 2.1(c)(i) (which Buyer has agreed to bear) and any other capital expenditures that are approved in writing by Buyer, Sellers covenant and agree that they will be liable for and will promptly and timely pay for (a) all costs and expenses related to construction projects and commitments related to construction projects at the Facilities completed, or in progress prior to, the Closing Date, and (b) all capital expenditure items ordered for the Facilities by Sellers prior to the Closing Date (including, without limitation, those referred to in Section 2.2(a)(ii)(A) and (B)). Sellers covenant and agree that they will assign to Buyer their rights, benefits and claims under any warranties related to any of the foregoing construction projects or fixed assets (including, without limitation, those listed on Exhibits 1.2 and 1.2A).

         8.9 Employees; Employee Compensation and Benefits. (a) Halltown shall provide Buyer access to its Nonbargaining Employees during regular business hours for purposes of interviews, and Buyer may in its discretion extend offers of employment to any or all of such Nonbargaining Employees, upon such terms and conditions as it may determine, effective at the Employment Cut-off. Those employees (Bargaining and Nonbargaining) at the Facilities who are employed by Buyer after the Employment Cut-off are referred to herein as the "Transferred Employees."

         (b) Halltown covenants and agrees, with respect to Transferred Employees, to bear the cost of, and to pay when due and payable, all wages, salaries, bonuses, workers' compensation, medical benefits, disability, vacation, sick benefits, severance, other compensation and benefits and payroll and unemployment taxes to the extent same (i) are based upon, arise from or relate to, injury or sickness occurring prior to the Employment Cut-off, (ii) are based on, arise from or relate to employment service rendered to Sellers prior to the Employment Cut-off, (iii) are based upon, arise from or relate to the termination of the employment of such persons by Sellers, or (iv) are not assumed by Buyer pursuant to Section 2.2. Halltown shall remain obligated, in accordance with Code Section 4980B and ERISA Section 601, et. seq. ("COBRA continuation coverage") to provide COBRA continuation coverage to those of its covered employees, former employees and their qualified beneficiaries entitled to receive COBRA continuation coverage under a group health plan sponsored by Sellers or an ERISA Affiliate on account of a qualifying event occurring either prior to the Closing Date or as a result of the consummation of the transactions contemplated by this Agreement. The parties understand and agree that, except for those obligations assumed by Buyer pursuant to Section 2.2, the cost of vacations and sick benefits and similar benefits and compensation based upon, arising from or related to employment by Halltown prior to the Employment Cut-off, (including, without limitation, all vacations accrued for or earned by Bargaining Employees and weekly Non-Bargaining Employees who are paid hourly for or with respect to the period commencing June 1, 1994 and ending May 31, 1995 and the period commencing June 1, 1995 and ending at the Employment Cut-off) and any payroll and/or unemployment taxes on such vacation and sick benefits and similar benefits and compensation, shall be borne by Halltown, whether or not such vacation and sick benefits and similar benefits and compensation are accrued as of the Employment Cut-off. The parties agree that the foregoing covenant with respect to vacations for Bargaining Employees and weekly

Non-Bargaining Employees who are paid hourly for or with respect to the period commencing June 1, 1995 and ending at the Employment Cut-off shall be effectuated by (i) Buyer paying and/or granting all vacation benefits to such Bargaining Employees and weekly Non-Bargaining Employees who are paid hourly for such period and paying all payroll and/or unemployment taxes with respect thereto, and (ii) Halltown paying Buyer cash in the amount of $9,092.00 at the Closing.

         (c) The "Employment Cut-off" shall mean (i) 7:00 a.m., local Daylight Saving Time in Halltown, West Virginia, on the Closing Date for Nonbargaining Employees and (ii) 7:00 a.m, Daylight Saving Time in Halltown, West Virginia, on the Closing Date with respect to Bargaining Employees.

         8.10 Continued Use of Licenses and Permits. If any permits, licenses or authorities held by Sellers with respect to the Business, the Purchased Assets, the Facilities and the operations conducted with respect thereto, (including, without limitation, vehicles and trailers) cannot be transferred to Buyer on the Closing Date or, if not transferable, if Buyer cannot obtain new permits, licenses or authorities with respect thereto on or before the Closing Date, then Sellers will cooperate with Buyer (i) to accomplish such transfer or the grant of new permits, licenses or authorizations as soon thereafter as practicable, and (ii) so as to permit the continued conduct and operation of the Business, the Purchased Assets, the Facilities and the operations conducted with respect thereto, after the Closing Date, including, without limitation, to the extent permitted by law, continuing to conduct and operate the Business, the Purchased Assets, the Facilities and the operations conducted with respect thereto, under their permits, licenses and authorities for the account of Buyer, or permitting Buyer to conduct and operate the Business, the Purchased Assets, the Facilities and the operations conducted with respect thereto, under Sellers' permits, licenses and authorities, for up to ninety (90) days after Closing, in a manner similar to the manner in which the same are currently conducted and operated by Sellers. If continued operation under Sellers' permits, licenses or authorities is required, then Buyer will reimburse Sellers for Sellers' out-of-pocket costs in connection therewith and will indemnify Sellers and hold them harmless from, against, for and in respect of any and all damages, losses, obligations, fines, liabilities and claims suffered, incurred or required to be paid by Sellers in fulfillment of their obligations under this Section.

         8.11 Additional Environmental Covenants. At the Closing Sellers will pay Buyer $20,000 with respect to the removal of damaged asbestos-containing materials identified by Buyer's environmental consultant at the Facilities and preparation of an operation and maintenance plan with respect thereto. Neither Sellers nor Old Dominion shall have any further obligation with respect to the remediation, encapsulation or removal of asbestos-containing materials at the Facilities.

ARTICLE IX. PERFORMANCE BY SUBSIDIARIES

         9.1 Performance by Sellers. Old Dominion shall cause each of the Sellers to perform its covenants, agreements and obligations hereunder in accordance with the terms thereof and guarantees the performance by Sellers of all such covenants, agreements and obligations of Sellers contained herein.

         9.2 Performance by Buyer. Republic shall cause Buyer to perform its covenants, agreements and obligations hereunder in accordance with the terms thereof and guarantees the performance by Buyer of all covenants, agreements and obligations of Buyer contained herein.

         9.3  Obligations Not Released.  The obligations of Old Dominion under
Section 9.1 and the obligations of Republic under Section 9.2 shall not be modified, released, diminished or affected by (i) any modification, amendment, waiver, release, adjustment, indulgence, forbearance, compromise, deferral or extension of or with respect to any obligations of Sellers or Buyer, as applicable, hereunder, (ii) any delay or forbearance or lack of diligence by any party in exercising its rights hereunder against any person, (iii) the bankruptcy, insolvency, rearrangement, adjustment, composition, liquidation or dissolution of Sellers or Buyer, as applicable, or any action taken, election made, preference or claim for refund asserted or sustained in any proceeding with respect thereto, (iv) any lack of power or authority of Sellers or Buyer as applicable, (v) the taking or accepting of any other security, collateral or guaranty or other assurance of performance, or (vi) any other action taken or omitted to be taken with respect to the covenants, agreements and obligations of Sellers or Buyer hereunder whether or not such action or omission prejudices Old Dominion or Republic, respectively, or increases the likelihood that Old Dominion or Republic will have to perform the obligations of Sellers or Buyer, respectively.

ARTICLE X.  CONDITIONS TO OBLIGATIONS OF BUYER AND REPUBLIC

         The obligations of Buyer and Republic under this Agreement are subject to the satisfaction, or the written waiver thereof by Buyer and Republic, of the following conditions on or prior to the Closing Date:

         10.1 Representations and Warranties of Halltown, Dillard, and Old Dominion. All of the representations and warranties of Halltown, Dillard, and Old Dominion contained in this Agreement shall have been true and correct when made, and shall be true and correct in all material respects on and as of the Closing Date, except to the extent that changes shall have been approved in writing by Buyer.

         10.2 Covenants of Halltown, Dillard, and Old Dominion. All of the covenants and agreements herein on the part of Halltown, Dillard, and Old Dominion to be complied with or performed on or before the Closing Date, shall have been fully complied with and performed.

         10.3 Halltown's, Dillard's, and Old Dominion's Certificates. There shall be delivered to Buyer a certificate dated as of the Closing Date and signed by the Chairman of the Board and the President of Halltown to the effect set forth in Sections 10.1 and 10.2 as they relate to Halltown, which certificate shall have the effect of a representation and warranty made by Halltown on and as of the Closing Date. There shall be delivered to Buyer a certificate dated as of the Closing Date and signed by the Chairman of the Board of Dillard to the effect set forth in Sections 10.1 and 10.2 as they relate to Dillard, which certificate shall have the effect of a representation and warranty made by Dillard on and as of the Closing Date. There shall be delivered to Buyer a certificate dated as of the Closing Date and signed by the Chairman of the Board of Old Dominion to the effect set forth in Sections 10.1 and 10.2 as they relate to Old Dominion, which certificate shall have the effect of a representation and warranty made by Old Dominion on and as of the Closing Date.

         10.4 Certificates of Authorities; Corporate Documents. Halltown, Dillard and Old Dominion shall have furnished to Buyer (a) a certificate of the Secretary of State of West Virginia dated as of a date not more than twenty days prior to the Closing Date, attesting to the organization and good standing of Halltown, (b) a certificate of the Secretary of State of Virginia dated as of a date not more than twenty days prior to the Closing Date, attesting to the organization and good standing of Dillard, (c) a certificate of the Secretary of State of Virginia dated as of a date not more than twenty days prior to the Closing Date, attesting to the organization and good standing of Old Dominion,
(d) a certificate of the Secretary of State of West Virginia dated as of a date not more than twenty days prior to the Closing date, attesting to the qualification and good standing of Dillard in West Virginia, (e) copies, certified by the Secretary or an Assistant Secretary of Halltown as of the Closing Date, of Halltown's Certificate of Incorporation and all amendments thereto and Bylaws as amended and in effect at the Closing Date, (f) copies, certified by the Secretary or an Assistant Secretary of Dillard as of the Closing

Date, of Dillard's Certificate of Incorporation and all amendments thereto and Bylaws as amended and in effect at the Closing Date, (g) copies, certified by the Secretary or an Assistant Secretary of Old Dominion as of the Closing Date, of Old Dominion's Certificate of Incorporation and all amendments thereto and Bylaws as amended and in effect at the Closing Date, (h) a copy, certified by the Secretary or Assistant Secretary of Halltown, of resolutions duly adopted by the Board of Directors and stockholder of Halltown duly authorizing this Agreement, the Non-Competition Agreement of Old Dominion and Sellers and the transactions contemplated hereby and thereby, (i) a copy, certified by the Secretary or Assistant Secretary of Dillard, of resolutions duly adopted by the Board of Directors and stockholder of Dillard duly authorizing this Agreement, the Non-Competition Agreement of Old Dominion and Sellers and the transactions contemplated hereby and thereby, and (j) a copy, certified by the Secretary or Assistant Secretary of Old Dominion, of resolutions duly adopted by the Board of Directors of Old Dominion duly authorizing this Agreement, the Supply Agreements, the Non- Competition Agreement of Old Dominion and Sellers and the transactions contemplated hereby and thereby.

         10.5 No Material Adverse Changes. There shall not have occurred any change in the Business, the Facilities or the Purchased Assets that could have a Material Adverse Effect, and Halltown shall not have suffered any loss (whether or not insured) by reason of physical damage caused by fire, earthquake, flood, wind, accident or other calamity, or by reason of any taking by eminent domain or condemnation, which could have a Material Adverse Effect.

         10.6 Litigation. At the Closing Date, there shall not be pending or threatened any litigation in any court or any proceeding before any Agency (a) in which it is sought to restrain or prohibit or obtain damages in respect of the consummation of the purchase and sale of the Purchased Assets or the other transactions contemplated hereby, (b) that could, if adversely determined, result in a Material Adverse Effect, (c) that could, if adversely determined, affect the right or ability to carry on the Business at the Facility as now conducted, or (d) as a result of which, in the reasonable judgment of Buyer, Buyer could be deprived of the material benefits of its ownership of the Purchased Assets.

         10.7 Satisfactory to Buyer's Counsel. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental thereto, and all other related matters shall have been satisfactory to Locke Purnell Rain Harrell (A Professional Corporation), counsel for Buyer and Republic.

         10.8 Opinion of Sellers' Counsel. Buyer and Republic shall have received an opinion of Edmunds & Williams, P.C., dated the Closing Date, to the effect that: (a) each of Old Dominion,

Halltown and Dillard is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and each of Halltown and Dillard is qualified to carry on its business and is in good standing under the laws of the State of West Virginia, (b) Old Dominion and each Seller has full power, authority and legal right to enter into this Agreement, the Supply Agreements to which it is a party and the Non-Competition Agreement with Old Dominion and Sellers and to consummate the transactions contemplated hereby and thereby; (c) all corporate actions required to be taken by Old Dominion and each Seller to approve this Agreement, the Supply Agreements to which it is a party, and the Non-Competition Agreement with Old Dominion and Sellers and the transactions contemplated hereby and thereby and to authorize execution and delivery of this Agreement, the Supply Agreements to which it is a party and the Non-Competition Agreement with Old Dominion and Sellers and the performance by Old Dominion and each Seller of their respective obligations hereunder and thereunder, have been duly and properly taken, and no further action or approval is required in order to permit Old Dominion and each Seller to consummate the transactions contemplated by this Agreement, the Supply Agreements to which it is a party and the Non-Competition Agreement with Old Dominion and Sellers; (d) this Agreement, the Supply Agreements and the Non-Competition Agreement with Old Dominion and Sellers have been duly executed and delivered by Old Dominion and each Seller that is a party thereto and constitutes a legal, valid and binding obligation of Old Dominion and each Seller that is a party thereto enforceable in accordance with its terms (subject to the availability of the discretionary remedy of specific performance and, as to enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect but excluding any presently pending proceedings and the exercise by a court of its general powers of equity); (e) the instruments of transfer of the Purchased Assets from Sellers to Buyer have been duly authorized, executed and delivered, and are legal, valid and binding instruments enforceable in accordance with their terms (subject to the availability of the discretionary remedy of specific performance and, as to enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect but excluding any presently pending proceedings and the exercise by a court of its general powers of equity); (f) the execution and delivery of this Agreement, the Supply Agreements and the Non-Competition Agreement with Old Dominion and Sellers by Old Dominion and each Seller that is a party thereto, and the performance by Old Dominion and each Seller that is a party thereto of its obligations thereunder do not constitute a violation of or a default under its certificate or articles of incorporation or bylaws, any of the contracts, agreements, leases, arrangements or commitments listed on
Schedule 6.6, or any writs, orders, judgments or decrees by which it or its assets are bound and of which counsel has actual knowledge; (g) such counsel has no knowledge of any action, suit, proceeding or investigation that would be required by the terms of Section 6.8 to be listed in Schedule 6.8 that is not listed in Schedule 6.8; and (h) to the best of their knowledge, no consent, approval, authorization or order of any court or Agency is required for the sale and delivery by Halltown or Dillard of the Purchased Assets (other than those permits which are not assignable by law). In rendering the foregoing opinion, such counsel may rely as to questions of law other than Virginia or federal law, upon opinions of local counsel retained by Old Dominion and Sellers, provided that such local counsel, and the form and scope of the opinion of such local counsel, are satisfactory to Buyer and Republic and counsel for Buyer and Republic. Copies of any opinions so relied upon by such counsel shall be attached to their opinion. The opinion of counsel to Old Dominion and Sellers shall state that Buyer and Republic are justified in relying upon the opinion of such local counsel.

         10.9 Title Insurance. Old Dominion shall have caused to be delivered to Buyer on or before the Closing Date an owner title policy commitment and a loan policy commitment issued by Lawyers Title Insurance Corporation on its current ALTA Owner's Policy format (10/17/92) and an ALTA Loan Policy together with (a) a contiguity endorsement with respect to the four contiguous parcels,
(b) an endorsement that the property insured is the same property shown on the survey, and (c) for the loan policy only, a comprehensive endorsement (the "Endorsements"), for an owner's policy of title insurance in the amount of $2,000,000 and a loan policy in the amount of $2,000,000 committing the title company to insure Buyer's fee simple title to the Real Property. Such commitment shall commit such title company to issue the policy described therein to Buyer on the Closing Date in the foregoing amount and shall contain only those Encumbrances listed in Exhibit 1.1A and such other Encumbrances as are acceptable to Buyer. Buyer shall have had at least ten (10) days prior to the Closing Date to review such commitment. Such commitment shall be accompanied by copies of all recorded documents relating to restrictions, easements, rights-of-way, and other matters described in such commitments (such copies to be certified by such title company as true and correct copies of the recorded originals). The costs of such title insurance policies shall be borne by the parties as provided in Section 5.3.5.

         10.10 Survey. Old Dominion, at its sole cost, shall have caused to be delivered to Buyer, no later than June 26, 1995, a current plat of survey of the Real Property, which survey shall meet the requirements described in
Exhibit 10.10.

         10.11 Environmental Audit. The results of the Environmental Audit or the results of any remediation conducted pursuant thereto by Old Dominion or Sellers shall be satisfactory to Buyer and Republic.

         10.12 Due Diligence Investigation. The results of any due diligence investigations by Buyer of the Business, the Purchased Assets and the Facilities shall be satisfactory to Buyer in its reasonable discretion.

         10.13 Supply Agreements. Old Dominion shall have executed and delivered to Buyer and Republic the Supply Agreements.

         10.14 Non-Competition Agreements. Each of Halltown, Dillard and Old Dominion shall have executed and delivered to Buyer and Republic a Non-Competition Agreement in the form attached hereto as Exhibit 10.14A and each of Frank H. Buhler, Michael O. Buhler and R. Lewis Francis shall have executed and delivered to Buyer and Republic a Non- Competition Agreement in the form attached hereto as Exhibit 10.14B.

         10.15 Water Rights. The quantity and quality of water available to the Business and the Facilities, and the title and/or rights thereto to be acquired by Buyer, shall be satisfactory to Buyer in its reasonable discretion.

         10.16 Consents. Old Dominion and Sellers shall have obtained the orders, approvals or consents of third parties listed on Schedule 10.16 to the transactions contemplated hereby on terms satisfactory to Buyer and Republic.

         10.17 Customer and Supplier Accounts. Buyer shall not have reasonable cause to believe that any of the top five customers of Halltown (in terms of sales) or any of the top five suppliers of scrap paper (in terms of sales) to Halltown intends to cease doing business with the Business following the Closing.

         10.18 Release of Encumbrances. All Encumbrances on the Purchased Assets and Facilities (other than any imposed or permitted by lenders to Buyer) shall have been released or assumed by Buyer.


ARTICLE XI.  CONDITIONS TO OBLIGATIONS OF SELLERS

         The obligations of Sellers and Old Dominion under this Agreement are subject to the satisfaction, or the written waiver thereof by Sellers and Old Dominion, of the following conditions on or prior to the Closing Date:

         11.1 Representations and Warranties of Buyer and Republic. All of the representations and warranties of Buyer and Republic contained in this Agreement shall have been true and correct when made, and shall be true and correct in all material respects on and as of the Closing Date, except to the extent that changes shall have been approved in writing by Sellers.

         11.2 Covenants of Buyer and Republic. All of the covenants and agreements herein on the part of the Buyer and Republic to be complied with or performed on or before the Closing Date shall have been fully complied with and performed.

         11.3 Buyer's and Republic's Certificates. There shall be delivered to Sellers a certificate dated as of the Closing Date and signed by the President or a Vice President of Buyer to the effect set forth in Sections 11.1 and 11.2 as they relate to Buyer, which certificate shall have the effect of a representation and warranty made by Buyer on and as of the Closing Date. There shall be delivered to Sellers a certificate dated as of the Closing Date and signed by the President or a Vice President of Republic to the effect set forth in Sections 11.1 and 11.2 as they relate to Republic, which certificate shall have the effect of a representation and warranty made by Republic on and as of the Closing Date.

         11.4 Certificates of Authorities. Buyer and Republic shall have furnished to Sellers (a) a certificate of the Secretary of State of West Virginia dated as of not more than twenty days prior to the Closing Date, attesting to the organization and good standing of Buyer, (b) a certificate of the Secretary of State of Delaware, dated as of a date not more than twenty days prior to the Closing Date, attesting to the organization and good standing of Republic, (c) copies, certified by the Secretary or an Assistant Secretary of Buyer as of the Closing Date, of Buyer's Certificate of Incorporation and all amendments thereto and Bylaws as amended and in effect at the Closing Date,
(d) copies, certified by the Secretary or an Assistant Secretary of Republic as of the Closing Date, of Republic's Certificate of Incorporation and all amendments thereto and Bylaws as amended and in effect at the Closing Date, (e) a copy, certified by the Secretary or an Assistant Secretary of Buyer, of resolutions duly adopted by the Board of Directors of Buyer duly authorizing this Agreement, the Supply Agreements, the Non-Competition Agreements with Sellers, Old Dominion, Frank H. Buhler, Michael O. Buhler and R. Lewis Francis and the transactions contemplated hereby and thereby and (f) a copy, certified by the Secretary or an Assistant Secretary of Republic, of resolutions duly adopted by the Board of Directors of Republic duly authorizing this Agreement, the Supply Agreements, the Non-Competition Agreements with Sellers, Old Dominion, Frank H. Buhler, Michael O. Buhler and R. Lewis Francis and the transactions contemplated hereby and thereby.

         11.5 Injunctions. At the Closing Date, there shall not be in effect any injunctions or restraining orders restraining or prohibiting the consummation of the purchase and sale of the Purchased Assets or the other transactions contemplated hereby.

         11.6 Satisfactory to Sellers' Counsel. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental thereto and all other related legal matters shall have been satisfactory to Edmunds & Williams, P.C.

         11.7 Opinion of Counsel to Buyer and Republic. Sellers shall have received an opinion from Locke Purnell Rain Harrell (A Professional Corporation), counsel for Buyer and Republic, dated the Closing Date, to the effect that (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia, and Republic is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (b) Buyer and Republic have full power, authority and legal right to enter into this Agreement and the Supply Agreements and to consummate the transactions contemplated hereby and thereby;
(c) the execution and delivery of this Agreement the Supply Agreements and the Non-Competition Agreements with Old Dominion, Sellers, Frank H. Buhler, Michael
O. Buhler and R. Lewis Francis and the performance by Buyer and Republic of their obligations hereunder and thereunder, have been duly authorized by all requisite corporate action, and no further action or approval is required in order to permit Buyer and Republic to consummate the transactions contemplated by this Agreement, the Supply Agreements and the Non-Competition Agreements with Old Dominion, Sellers, Frank H. Buhler, Michael O. Buhler and R. Lewis Francis; and (d) this Agreement, the Supply Agreements and the Non-Competition Agreements with Old Dominion, Sellers, Frank H. Buhler, Michael O. Buhler and
R. Lewis Francis have been duly executed by Buyer and Republic, and this Agreement and the Supply Agreements and the Non-Competition Agreements with Old Dominion, Sellers, Frank H. Buhler, Michael O. Buhler and R. Lewis Francis constitute valid and binding obligations of Buyer and Republic, enforceable in accordance with their terms (subject to the availability of the discretionary remedy of specific performance and, as to the enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect but excluding any presently pending proceedings and the exercise by a court of its general powers of equity); and (e) the execution and delivery of this Agreement, the Supply Agreements and the Non-Competition Agreements with Old Dominion, Sellers, Frank H. Buhler, Michael O. Buhler and
R. Lewis Francis by Republic and Buyer and the performance by Republic and Buyer of their respective obligations thereunder do not constitute a violation of or a default under their respective certificates or articles of incorporation or bylaws, or any writs, orders, judgments or decrees by which either of them are bound and of which counsel has actual knowledge. In rendering the foregoing opinion, such counsel may rely as to questions of law other than Delaware or federal law, upon opinions of local counsel retained by Buyer and Republic, provided that such local counsel, are satisfactory to Sellers and Old Dominion and counsel for Sellers and Old Dominion. Copies of such opinions so relied upon by such counsel shall be attached to their opinion. The opinion of counsel to Buyer and Republic shall state that Sellers and Old Dominion are justified in relying upon the opinion of such local counsel.

         11.8 Environmental Audit. The results of the Environmental Audit shall be satisfactory to Halltown and Old Dominion.

         11.9 Supply Agreements. Buyer and Republic shall have executed and delivered to Old Dominion the Supply Agreements.

         11.10 Non-Competition Agreements. Each of Republic and Buyer shall have executed and delivered to Old Dominion and Sellers a Non-Competition Agreement in the form attached hereto as Exhibit 10.14A and to each of Frank H. Buhler, Michael O. Buhler and R. Lewis Francis a Non-Competition Agreement in the forms attached hereto as Exhibits 10.14B, 10.14C and 10.14D, respectively.

ARTICLE XII.  INDEMNIFICATION

         12.1 Buyer's Losses. Sellers and Old Dominion, jointly and severally, agree to indemnify Buyer and Republic and save and hold them harmless from, against and in respect of any and all damages (including, without limitation, amounts paid in settlement with Halltown's and Old Dominion's consent), losses, obligations, liabilities, liens, deficiencies, costs and expenses, including, without limitation, reasonable attorney's fees and costs incurred to comply with injunctions and other court and Agency orders, and other costs and expenses incident to any suit, action, investigation, claim or proceeding or to establish Buyer's and Republic's right to indemnification hereunder (herein referred to collectively as the "Buyer's Losses") suffered, sustained, incurred or required to be paid by Buyer or Republic by reason of (a) any representation or warranty made by Sellers or Old Dominion in or pursuant to this Agreement being untrue or incorrect in any respect; (b) any failure by Sellers or Old Dominion to observe or perform their covenants and agreements set forth in this Agreement; (c) any liability for product warranties or defective products arising from sales of finished goods manufactured or sold by Halltown prior to the Closing Date; (d) any failure by Sellers to satisfy and discharge any other debt, contract, agreement, liability, obligation, commitment, restriction, disability or duty, whether direct or indirect, fixed, contingent or otherwise, not expressly assumed by Buyer pursuant to this Agreement; (e) any and all claims for wages, salaries, bonuses, workers' compensation, medical insurance, disability, vacation, severance, sick benefits, other compensation or benefits or payroll and unemployment taxes that Sellers have agreed to bear and pay under Section 8.9; (f) any and all Bargaining Employee pension plan benefits (including, without limitation, benefits to be vested under Section 8.5(b)) under Halltown's Pension Plan for Bargaining Employees and any and all claims arising from any failure to vest, fund or pay such pension plan benefits; (g) any and all Nonbargaining Employee retirement benefits arising from the employment by Halltown of any and all such employees and any and all claims arising from any failure to vest, fund or pay such pension plan benefits that Sellers have agreed to vest, fund or pay in accordance with this Agreement; or (h) claims for COBRA continuation coverage made by or on behalf of employees, former employees and their qualified beneficiaries on account of a qualifying event occurring either prior to the Closing Date or as a result of the transactions contemplated by this Agreement.

         12.2 Sellers' Losses. Buyer and Republic, jointly and severally, agree to indemnify Halltown, Dillard, and Old Dominion and save and hold them harmless from, against, for and in respect of any and all damages (including, without limitation, amounts paid in settlement with Buyer's and Republic's consent), losses, obligations, liabilities, claims, deficiencies, costs and expenses, including, without limitation, reasonable attorneys' fees and costs incurred to comply with injunctions and other court and Agency orders, and other costs and expenses incident to any suit, action, investigation, claim or proceeding or to establish Halltown's, Dillard's, or Old Dominion's right to indemnification hereunder (herein referred to collectively as "Sellers' Losses") suffered, sustained, incurred or required to be paid by Halltown, Dillard, or Old Dominion by reason of (a) any representation or warranty made by Buyer in or pursuant to this Agreement being untrue or incorrect in any respect, (b) any failure by Buyer to observe or perform its covenants and agreements set forth in this Agreement, (c) any liability for product warranties or defective products arising from sales of finished goods manufactured and sold by Buyer after the Closing Date, (d) any failure by Buyer to satisfy and discharge any liability or obligation expressly assumed by Buyer pursuant to this Agreement arising after the Closing Date, or (e) any and all claims made by employees at the Facilities for wages, salaries, bonuses, workers' compensation, medical insurance, disability, vacation, sick benefits or other compensation arrangements to the extent same are based on injury or sickness occurring after the Employment Cut-off or based on employment service rendered to Buyer after the Employment Cut-off or are based on Buyer's obligations under Section 2.2 hereof or (f) for a period of seven (7) years after the Closing Date, for any Environmental Costs arising after the Closing Date from an Environmental Condition created after the Closing Date; provided, however, the scope of this indemnification shall not include any Environmental Costs arising after the Closing Date in connection with (i) an Environmental Condition in existence on the Closing Date; (ii) the migration or worsening after the Closing Date of an Environmental Condition in existence on the Closing

Date, except to the extent that either (A) the Buyer worsens the condition by releasing additional Hazardous Substances or by disturbing the Environmental Condition and causing additional releases; or (B) (I) the condition is unknown to the Seller as of the closing date, (II) the condition is discovered by the Buyer and the Buyer fails to give Seller notice of the condition and (III) the condition worsens during the time period between Buyer's discovery of the condition and the Seller's receiving actual knowledge of it; or (iii) any matter for which the Indemnitees are indemnified pursuant to Section 12.6.

         12.3 Notice of Loss; Indemnified Party's Negligence. Notwithstanding anything herein contained, Buyer, Republic, Sellers, and Old Dominion shall not have any liability under the indemnity provisions of this Agreement with respect to a particular matter unless a notice setting forth in reasonable detail the breach that is asserted has been given to the Indemnifying Party (as hereinafter defined in Section 12.4) and, in addition, if such matter arises out of a suit, action, investigation or proceeding, such notice is given promptly after the Indemnified Party (as hereinafter defined in Section 12.4) shall have been given notice of the commencement of the suit, action, investigation or proceeding. Notwithstanding the preceding sentence, failure of the Indemnified Party to give notice hereunder shall not release the Indemnifying Party from its obligations under this Article XII, except to the extent the Indemnified Party is actually prejudiced by such failure to give notice. With respect to Buyer's Losses and Environmental Costs (as defined below), Sellers and Old Dominion shall be the Indemnifying Parties and Buyer and Republic shall be the Indemnified Parties. With respect to Sellers' Losses, Buyer and Republic shall be the Indemnifying Parties and Halltown, Dillard, and Old Dominion shall be the Indemnified Parties. Sections 12.1,
12.2 and 12.6 are intended to indemnify the Indemnified Parties against the results of their own negligence. An Indemnified Party's failure to investigate or lack of due diligence occurring for any reason whatsoever, shall not (a) constitute negligence for purposes of this Agreement (including, without limitation, this Section 12.3), (b) constitute a defense to any action or proceeding brought by the Indemnified Party to enforce his or its rights under this Article XII, (c) excuse performance by the Indemnifying Party of its obligations under this Article XII, or (d) entitle the Indemnifying Party to any right of setoff or counterclaim against amounts owed under this Article XII.

         12.4 Right to Defend. Upon receipt of notice of any suit, action, investigation, claim or proceeding for which indemnification might be claimed by an Indemnified Party, the Indemnifying Party shall be entitled promptly to defend, contest or otherwise protect against any such suit, action, investigation, claim or proceeding at its own cost and expense. The Indemnified Party shall have the right, but not the obligation, to participate at its own expense in a defense thereof by counsel of its own choosing, but the Indemnifying Party shall be entitled to control the defense unless the Indemnified Party has relieved the Indemnifying Party from liability with respect to the particular matter or the Indemnifying Party fails to assume the defense of the matter. If the Indemnifying Party fails to defend, contest or otherwise protect in a timely manner against any such suit, action, investigation, claim or proceeding, the Indemnified Party shall have the right, but not the obligation, to defend, contest or otherwise protect against the same, and make any compromise or settlement thereof and recover the entire cost thereof from the Indemnifying Party including reasonable attorneys' fees, disbursements and all amounts paid as a result of such suit, action, investigation, claim or proceeding or the compromise or settlement thereof. However, if the Indemnifying Party undertakes the defense of such matters, the Indemnified Party shall not, so long as the Indemnifying Party does not abandon the defense thereof, be entitled to recover from the Indemnifying Party any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than the reasonable costs of investigation undertaken by the Indemnified Party with the prior written consent of the Indemnifying Party.

         12.5 Cooperation. Republic, Buyer, Sellers and Old Dominion and each of their affiliates, successors and assigns shall cooperate with each other in the defense of any suit, action, investigation, proceeding or claim by a third party and, during normal business hours, shall afford each other access to their books and records and employees relating to such suit, action, investigation, proceeding or claim and shall furnish each other all such further information that they have the right and power to furnish as may reasonably be necessary to defend such suit, action, investigation, proceeding or claim.

         12.6 Special Environmental Indemnity by the Halltown and Old Dominion.
(a) Subject to Section 12.8, Sellers and Old Dominion, jointly and severally, shall and do hereby indemnify, defend and save and hold harmless Buyer and Republic and their respective officers, directors, employees, representatives, agents, and attorneys (the "Indemnitees") for a period of seven (7) years from the Closing Date from and against any and all Environmental Costs (as defined below) arising in any manner in connection with:

                 (i) The Use of the Subject Property at any time prior to or during its Use by Sellers; any Environmental Condition in existence at any time prior to or during the Use of the Subject Property by Sellers; the occurrence, at any time prior to or during the Use of any Subject Property by Sellers, of any Environmental Activity; or any failure of Sellers or any third party to comply with all applicable Environmental Requirements relating to the Subject Property or the Use of any Subject Property prior to or during its Use by Sellers and, with respect only to the waste water treatment facilities included in the Subject Property, (i) only during the period referred to in Section 12.6(b) and (ii) only with respect to Environmental Costs resulting from discharges of waste water occurring in connection with shutdowns of the production line for maintenance or in the event of emergencies and inadvertent discharges of waste water by Buyer in each case that are in violation of the permit or Consent Order referred to in Section 6.5 and
Schedule 6.5C.

                 (ii) Any failure of any representation or warranty set forth in Section 6.19 to be correct in all respects as of the Closing Date;

                 (iii)  Any failure to comply with the covenants set forth in
Section 8.2.8;

                 (iv) The transportation to, disposal at, or migration onto or into adjacent property or any off-site location on or before the Closing Date of any Hazardous Materials from the Subject Property as a result of Environmental Activity or an Environmental Condition that occurred or existed prior to or during the Use of the Subject Property by Sellers, whether or not the transportation or disposal was conducted in full compliance with Environmental Requirements; and

                 (v) Any claim, demand or cause of action, or any action or other proceedings, including any investigation, inquiry, order, hearing, action or other proceeding by or before any Environmental Agency, whether meritorious or not, brought or asserted against Buyer or Republic which directly or indirectly relates to, arises from or is based on any of the matters described in clauses (i) through (iv) of this Section 12.6(a) or any allegation of any such matters.

                 (b) Subject to Section 12.8(e), in addition to the other indemnification under this Section 12.6, Sellers and Old Dominion, jointly and severally, shall and do hereby indemnify, defend and save and hold harmless the Indemnitees from and against all costs and expenses and capital expenditures and improvements reasonably required to cause the waste water treatment facilities at the Subject Property to be in compliance with the permit and Consent Order referred to in Section 6.5 and Schedule 6.5C. The indemnification under this Section 12.6(b) shall remain in effect until the earlier to occur of (i) the expiration of a full twelve month period commencing on or after the Closing Date in which no exceedances in excess of the discharge parameters established by the permit then in effect have occurred, or (ii) the seventh (7th) anniversary of the Closing Date.

                 (c) The obligations of Sellers and Old Dominion under this Section shall include the obligation to defend Indemnitees against any claim or demand for Environmental Costs, the obligation to pay and discharge any Environmental Costs imposed on Indemnitees, the obligation to reimburse Indemnitees for any Environmental Costs incurred or suffered by Indemnitees, and the obligation to pay the costs and expenses incident to establishing Buyer's or Republic's right to indemnification hereunder, provided in each instance that the claim for Environmental Costs arises in connection with a matter for which Indemnitees are entitled to indemnification under this Agreement.

                 (d) "Environmental Costs" shall mean any of the following which arise in any manner regardless of whether based in contract, tort, implied or express warranty, strict liability, Environmental Requirement or otherwise: all liabilities, losses, judgments, damages, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, the reasonable fees and disbursements of legal counsel and environmental consultants, all costs related to the performance of any required or necessary assessments, investigations, remediation, response, containment, closure, restoration, repair, cleanup or detoxification, the preparation and implementation of any maintenance, monitoring, closure, remediation, abatement or other plans required by an Environmental Agency or by Environmental Requirements and any other costs recovered or recoverable under any Environmental Requirement), fines, penalties or monetary sanctions, provided, however, that in each instance, except in emergency situations, Sellers and Old Dominion shall be given written notice in advance of the performance of any required or necessary assessments, investigations, remediation, response, containment, closure, restoration, repair, clean-up or detoxification, the preparation and implementation of any maintenance, monitoring, closure, abatement or other plans required by an Environmental Agency or by Environmental Requirements. The failure to give this prior written notice shall not release Sellers or Old Dominion from any obligations under this Agreement or otherwise except to the extent that such failure materially prejudices the rights of Sellers or Old Dominion. Environmental Costs shall include without limitation: (i) damages for personal injury or death, or injury to property or to natural resources; (ii) damage to the Subject Property or other property; (iii) damage resulting from the loss of the use of all or any part of the Subject Property, or such other property, including but not limited to business loss; (iv) the cost of any demolition, rebuilding or repair of the Subject Property, or other property, required by Environmental Requirements or necessary to restore the Subject Property, or such other property, to its condition prior to damage caused by an Environmental Condition, Environmental Activity or by the remediation of an Environmental Condition or Environmental Activity; and (v) diminution in value of the Subject Property, or other property. Buyer shall have the right to select the consultants, engineers and/or contractors to perform any investigation or remediation which would constitute Environmental Costs indemnifiable hereunder, subject to the right of Old Dominion to approve such consultants, engineers and/or contractors, which consent shall not be unreasonably withheld.

         12.7 Subrogation, Assignment, and Survival.  If the Buyer or
Republic pays any Environmental Costs for which it is entitled to indemnification under this Article, Buyer or Republic, as applicable, shall be subrogated to any rights Sellers or Old Dominion may have, including any indemnifications from any present, future or former owners, tenants, or other occupants or users of the Subject Property (or any portion of the Subject Property). No consent by Sellers or Old Dominion shall be required for any assignment or reassignment of the rights of Buyer or Republic under this Article. Neither the Environmental Audit, nor any inspections conducted by Buyer or Republic or their representatives, nor the consummation of this Agreement in light of the matters disclosed in the Environmental Audit or as a result of these inspections shall affect or modify the obligations of Halltown and Old Dominion under this Article or the rights and obligations of the parties to this Agreement under applicable Environmental Requirements, including but not limited to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.); provided, however, Seller shall have the right to present, in compliance with applicable evidentiary or other rules of a proceeding, the Environmental Audit as evidence of the results of the environmental investigation of the Property and the condition thereof as of the date of the Environmental Audit. This evidence will not be considered as an admission or presumption of fact or as conclusive evidence of fact. This right shall only be exercisable in a judicial or administrative proceeding or a governmental regulation action and shall not otherwise effect the other confidentiality provisions of this Agreement.


         12.8 Deductible, Co-payment, and Limitation on Environmental Costs. Notwithstanding Section 12.6(a) or Section 12.1, (a) Buyer shall bear, and Sellers and Old Dominion shall have no obligation under Section 12.6(a) or
Section 12.1 (but only insofar as Section 12.1 provides indemnification with respect to any breach of any representation, warranty or covenant contained in Sections 6.19 or 8.2.8(b)) (the "Referenced Environmental Indemnification Provisions") to indemnify and hold harmless the Indemnitees from, the first $75,000 of Environmental Costs that, but for this Section 12.8, would otherwise be indemnifiable by Sellers and Old Dominion under the Referenced Environmental Indemnification Provisions; (b) Buyer shall bear ten percent (10%), and Sellers and Old Dominion, jointly and severally, shall bear, and indemnify and hold harmless Indemnitees from, ninety percent (90%), of all Environmental Costs in excess of $75,000 that, but for this Section 12.8, would otherwise be indemnifiable by Sellers and Old Dominion under the Referenced Environmental Indemnification Provisions, until the Environmental Costs paid by Old Dominion and Sellers under this Section 12.8(b) equal $7,000,000; (c) Buyer shall bear, and Sellers and Old Dominion shall have no obligation under the Referenced Environmental Indemnification Provisions to indemnify and hold harmless Buyer and Indemnitees from any Environmental Costs in excess of the sum of the Environmental Costs covered by clauses (a) and (b) of this Section 12.8, (d) Sellers and Old Dominion shall have no obligation under the Referenced Environmental Indemnification Provisions to indemnify and hold harmless Indemnitees from Environmental Costs of the type referred to in
Section 12.6(d)(iii) to the extent such indemnification would result in the payment by Sellers or Old Dominion of such Environmental Costs in excess of $2,000,000; and (e) notwithstanding Section 12.6(b), Buyer shall bear twenty percent (20%) and Sellers and Old Dominion, jointly and severally, shall bear, and indemnify and hold harmless Indemnitees from, eighty percent (80%), of the costs and expenses and capital expenditures and improvements referred to in
Section 12.6(b) that, but for this Section 12.8(e), would otherwise be indemnifiable by Sellers and Old Dominion under Section 12.6(b), until the sum thereof paid by Sellers and Old Dominion equals $50,000; and Sellers and Old Dominion shall have no obligation under Section 12.6(b) to indemnify and hold harmless Indemnitees from such costs and expenses and capital expenditures and improvements referred to in Section 12.6(b) to the extent such indemnification would result in the payment by Sellers or Old Dominion of such items in excess of $50,000. The foregoing provisions of this Section 12.8 shall not apply to any Environmental Costs incurred by Buyer or Sellers in connection with (i) the removal of underground storage tanks or (ii) any remediation of any Environmental Condition required in connection therewith or in connection with the "dry well" identified in the report of Buyer's environmental consultants, it being agreed by the parties hereto that Buyer shall bear the cost of any such removal under clause (i) and that Sellers shall bear the cost of any such remediation under clause (ii); provided, however, that any costs incurred by Sellers under this sentence shall apply against the $7,000,000 limit in subsection (b) of this Section 12.8. Sellers' and Old Dominion's obligations with respect to asbestos-containing materials at the Facilities shall not be subject to the provisions of this Section 12.8 but shall be limited as provided in Section 8.11.

ARTICLE XIII.  TERMINATION

         13.1 Termination.  This Agreement may be terminated and abandoned   at
any time prior to or on the Closing Date:

         13.1.1 Mutual Consent. By the mutual consent in writing of Buyer and Sellers.

         13.1.2 By Buyer. By Buyer in writing if any of the conditions to the obligations of Buyer contained herein shall not have been satisfied or, if unsatisfied, waived as of the Closing Date.

         13.1.3 By Sellers. By Sellers in writing if any of the conditions to the obligations of Sellers herein contained shall not have been satisfied or, if unsatisfied, waived as of the Closing Date.

         13.1.4 Environmental. By Buyer or Sellers in writing if the results of the Environmental Audit is not satisfactory to them.

         13.1.5 Closing Delayed. By Buyer or Sellers in writing if the Closing shall not have occurred by June 30, 1995.

         13.2 No Further Force or Effect. In the event of termination and abandonment of this Agreement pursuant to the provisions of Section 13.1, this Agreement shall be of no further force or effect, except for Sections 14.1 and
14.2 which shall not be affected by termination of this Agreement.


ARTICLE XIV.  MISCELLANEOUS

         14.1 Expenses. Except as otherwise expressly provided herein, Halltown, Dillard, Old Dominion, Buyer, and Republic shall each pay its own expenses in connection with the preparation of this Agreement, and the consummation of the transactions contemplated hereby, including, without limitation, fees of its own counsel, auditors and other experts, whether or not such transactions be consummated.

         14.2 Confidentiality. Buyer and Republic shall use all information concerning Sellers, the Purchased Assets and the Business furnished by Sellers or their representatives (including, without limitation, Crestar Investment
Bank) solely for the purposes of the transactions contemplated hereby and shall keep all such information confidential, and will not disclose any such information other than to their respective officers, counsel, accountants and other representatives in connection with the transactions contemplated hereby and to persons providing or potentially providing financing for the transactions contemplated hereby and their respective officers, counsel, accountants and other representatives, except as otherwise required by law. If the discussions between Sellers and Buyer are discontinued, Buyer will return to Sellers all information furnished by it (confidential or otherwise) and will not retain any copies thereof. The confidentiality agreement in letter form dated November 9, 1993, by and between Buyer and Crestar Investment Bank shall remain in full force and effect.

         14.3 Notices. All notices, requests or other communications hereunder shall be in writing, addressed to Halltown, Dillard, Old Dominion, Buyer, or Republic at the following addresses:

                 (i)      If to Halltown, Dillard, and Old Dominion:

                          Old Dominion Box Company, Inc.
                          P.O. Box 680
                          Lynchburg, Virginia 24505
                                           or
                          300 Elon Road
                          Madison Heights, Virginia 24572
                          Attention: Frank H. Buhler
                          Telecopier: (804) 929-5462

                 (ii)     If to Buyer and Republic:

                          Republic Paperboard Company of West Virginia
                          P.O. Box 1307
                          Hutchinson, Kansas 67504
                                           or
                          811 East 30th Avenue
                          Hutchinson, Kansas  67502
                          Attention: Stephen L. Gagnon
                          Telecopier: (316) 727-2727

The address of either party may be changed by giving notice in writing at any time to the other party. Any notice to be given under this Agreement shall be deemed duly given if (i) delivered personally, (ii) sent by telecopy, (iii) delivered by overnight express, or (iv) sent by United States registered or certified mail, postage prepaid. Any notice that is delivered personally, or sent by telecopy or overnight express in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party. Any notice that is addressed and mailed in the manner provided herein shall be conclusively presumed to have been given to the party to which it is addressed at the close of business, local time of the recipient, on the third day after it is so placed in the mail.

         14.4 Entire Agreement; Modification and Waiver. This Agreement sets forth all of the promises, covenants, agreements, conditions and understandings between the parties hereto and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, expressed or implied, oral or written. This Agreement may be amended, modified, superseded or cancelled and any of the terms, covenants, representations, warranties or conditions hereof or any breach thereof may be waived only in writing signed by Sellers and Buyer, or in the case of a waiver, by the party waiving compliance. No waiver by any party of any condition, or the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, covenant, representation or warranty set forth in this Agreement.

         14.5 Governing Law.  This Agreement shall be governed by,  and
construed and enforced in accordance with, the laws of the      State of West
Virginia (other than its choice of law principles).

         14.6 Captions. The captions of the various Articles and Sections are for convenience of reference only and shall not affect the interpretation of the provisions hereof.

         14.7 Successors and Assigns. This Agreement, and the rights and obligations hereunder of Buyer, may be assigned by Buyer to an "Affiliate" of Republic or Buyer, provided, however, any agreements, waivers, or consents made or given by Buyer hereunder shall be binding upon any such assignee and any such assignee shall assume the obligations of Buyer hereunder. No such assignment shall relieve the assignor of its obligations hereunder. For purposes of this Section, the term "Affiliate" shall mean any corporation, partnership, association, trust or other legal entity in which Republic or Buyer has a direct or indirect majority equity interest. Except as set forth above, this Agreement may not be assigned by any party except with the prior written consent of the other parties. This Agreement, and all of the terms, covenants and representations, or warranties and conditions hereof, shall be binding upon, and inure to the benefit and be enforceable by, the parties hereto and their successors and assigns. Nothing in this Agreement, express or implied, is intended to confer or shall confer upon any person other than the parties hereto, their successors and permitted assigns and the Indemnitees any rights or remedies under or by reason of this Agreement.

         14.8 Survival. All covenants and agreements set forth in this Agreement, or any agreement furnished pursuant hereto, shall survive the Closing and any investigation made by or in behalf of any party hereto. All representations and warranties set forth in this Agreement, or any schedule or document furnished pursuant hereto, shall survive the Closing and any investigation made by or in behalf of any party hereto for a period of three years from the Closing Date; provided, however, that the representations and warranties in the first sentence of Section 6.3 shall survive indefinitely,
Section 6.12 shall survive until the statutes of limitations applicable to the matters covered by such Section have expired, running from the Closing Date and
Section 6.19 shall survive for a period of seven (7) years from the Closing
Date.

         14.9 Schedules and Certificates. All statements contained in any disclosure schedule, certificate or other instrument delivered by or on behalf of the parties hereto, or in connection with the transactions contemplated hereby, are an integral part of this Agreement, and shall be deemed representations and warranties hereunder, but shall not be deemed an admission of wrong-doing, liability, or responsibility of Sellers or Old Dominion.

         14.10 Facts "Known" to a Corporation. Whenever a representation or warranty is made herein as being "to the best of knowledge," "to the knowledge of," or "known" to a party, it is understood and agreed that such representation or warranty is made by such party based on and limited to facts within the actual knowledge of such party or within the actual knowledge of current Management. No such party or member of Management shall be required to have made or cause to be made an investigation of such representation or warranty except to the extent that facts within the actual knowledge of such person would cause a reasonable and prudent person to believe that an appropriate further investigation of such facts is necessary to accurately make a particular representation or warranty hereunder. Nothing in this Section shall be deemed to impart personal liability to any member of Management of a party to this Agreement. "Management" of a party shall mean any officer of such party. In the case of Halltown, "Management" shall also include its plant manager, office manager and mill superintendent.

         14.11  Severability.   If any provision or provisions of this
Agreement or any portion of any provision hereof, shall be deemed invalid or unenforceable pursuant to a final determination of any court of competent jurisdiction or as a result of future legislative action, such determination or action shall be construed so as not to affect the validity or enforceability hereof and shall not affect the validity or effect of any other portion hereof.

         IN WITNESS WHEREOF, the parties have duly caused this Agreement to be executed as of the day and year first above written.


                                  OLD DOMINION BOX COMPANY, INC.
ATTEST:

/s/ R. LEWIS FRANCIS              By: /s/ FRANK H. BUHLER
R. Lewis Francis, Secretary          Frank H. Buhler, Chairman of the Board


                                  HALLTOWN PAPERBOARD COMPANY
ATTEST:

/s/ R. LEWIS FRANCIS              By: /s/ FRANK H. BUHLER
R. Lewis Francis, Secretary          Frank H. Buhler, Chairman of the Board


                                  DILLARD INVESTMENT CORPORATION
ATTEST:

/s/ R. LEWIS FRANCIS              By: /s/ FRANK H. BUHLER
R. Lewis Francis, Secretary          Frank H. Buhler, Chairman of the Board


                                  REPUBLIC PAPERBOARD COMPANY OF WEST VIRGINIA
ATTEST:

/s/ JANEY L. SOWELL               By: /s/ PHIL SIMPSON
Janey L. Sowell, Secretary           Phil Simpson, Chairman of the
                                     Board, President and Chief
                                     Executive Officer


                                  REPUBLIC GYPSUM COMPANY
ATTEST:

/s/ JANEY L. SOWELL               By: /s/ PHIL SIMPSON
Janey L. Sowell, Secretary           Phil Simpson, Chairman of the
                                     Board, President and Chief
                                     Executive Officer

STATE OF TEXAS            )
                          )
COUNTY OF DALLAS          )

         BEFORE ME, a Notary Public in and for the State of Texas, on this day personally appeared Frank H. Buhler and R. Lewis Francis known to me to be the persons whose names are subscribed to the foregoing instrument, and known to me to be the Chairman of the Board and the Secretary of Old Dominion Box Company, Inc., a Virginia corporation, and each acknowledged to me that he executed said instrument for the purposes and consideration therein expressed, and as the act of said corporation.

         Given under my hand and official seal this 30th day of June 1995.



[S E A L]                                   Notary Public, State of Texas

                                            My Commission Expires:

                                            /s/ YVONNE M. PATTERSON


STATE OF TEXAS            )
                          )
COUNTY OF DALLAS          )

         BEFORE ME, a Notary Public in and for the State of Texas, on this day personally appeared Frank H. Buhler and R. Lewis Francis known to me to be the persons whose names are subscribed to the foregoing instrument, and known to me to be the Chairman of the Board and the Secretary of Halltown Paperboard Company, a West Virginia corporation, and each acknowledged to me that he executed said instrument for the purposes and consideration therein expressed, and as the act of said corporation.

         Given under my hand and official seal this 30th day of June 1995.


[S E A L]                                   Notary Public, State of Texas

                                            My Commission Expires:

                                            /s/ YVONNE M. PATTERSON

STATE OF TEXAS            )
                          )
COUNTY OF DALLAS          )

         BEFORE ME, a Notary Public in and for the State of Texas, on this day personally appeared Frank H. Buhler and R. Lewis Francis known to me to be the persons whose names are subscribed to the foregoing instrument, and known to me to be the Chairman of the Board and the Secretary of Dillard Investment Corporation, a Virginia corporation, and each acknowledged to me that he executed said instrument for the purposes and consideration therein expressed, and as the act of said corporation.

         Given under my hand and official seal this 30th day of June 1995.


[S E A L]                                   Notary Public, State of Texas

                                            My Commission Expires:

                                            /s/ YVONNE M. PATTERSON


STATE OF TEXAS            )
                          )
COUNTY OF DALLAS          )

         BEFORE ME, a Notary Public in and for the State of Texas, on this day personally appeared Phil Simpson and Janey L. Sowell known to me to be the persons whose names are subscribed to the foregoing instrument, and known to me to be the Chairman of the Board, President and Chief Executive Officer, and Secretary, of Republic Gypsum Company, a Delaware corporation, and each acknowledged to me that he or she executed said instrument for the purposes and consideration therein expressed, and as the act of said corporation.

Given under my hand and official seal this 30th day of June, 1995.

[S E A L]                                   Notary Public, State of Texas

                                            My Commission Expires:

                                            /s/ YVONNE M. PATTERSON

STATE OF TEXAS            )
                          )
COUNTY OF DALLAS          )

         BEFORE ME, a Notary Public in and for the State of Texas, on this day personally appeared Phil Simpson and Janey L. Sowell known to me to be the persons whose names are subscribed to the foregoing instrument, and known to me to be the Chairman of the Board, President and Chief Executive Officer, and Secretary of Republic Paperboard Company of West Virginia, a West Virginia corporation, and each acknowledged to me that he or she executed said instrument for the purposes and consideration therein expressed, and as the act of said corporation.

Given under my hand and official seal this 30th day of June, 1995.



         [S E A L]                          Notary Public, State of Texas

                                            My Commission Expires:

                                            /s/ YVONNE M. PATTERSON


This document prepared by
and should be returned to:

Bryan E. Bishop
Locke Purnell Rain Harrell
(A Professional Corporation)
2200 Ross Avenue
Suite 2200
Dallas, TX  75201